SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SYMYX TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

SYMYX TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 16, 2008

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SYMYX TECHNOLOGIES, INC., a Delaware corporation, will be held on Monday, June 16, 2008, at 9:00 a.m., Pacific Daylight Time, at 1263 East Arques Avenue, Sunnyvale, CA 94085 for the following purposes:

1.	To elect one Class III director nominated by our Board of Directors to serve until the 2011 Annual Meeting of Stockholders or until his successor is elected.

2.
To approve a proposed exchange of certain outstanding stock options for a reduced number of replacement stock options to be granted under our 2007 Symyx Technologies, Inc. Stock Incentive Plan, as amended (the “2007 Plan”) with an exercise price equal to the fair market value of our common stock at the time of the exchange.

3.	To approve amendments to the 2007 Plan which:

•	increase the aggregate number of shares of common stock authorized for issuance under the 2007 Plan by 4,700,000 shares; and

•
reduce the number of shares available for issuance under the 2007 Plan (a) by one share for each share of common stock subject to a stock option or stock appreciation right and (b) by one and sixty-five hundredths (1.65) shares for each share of common stock subject to any other type of award issued under the 2007 Plan.

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Record Date for the Annual Meeting is April 17, 2008.  Only stockholders of record at the close of business on April 17, 2008 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

FOR THE BOARD OF DIRECTORS

ISY GOLDWASSER
Chief Executive Officer

Santa Clara, California
May ___, 2008

To ensure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope or vote over the internet or by telephone as instructed on the proxy card, as promptly as possible. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

SYMYX TECHNOLOGIES, INC.

PROXY STATEMENT FOR THE 2008
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 16, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Symyx Technologies, Inc. (“Symyx,” “we,” “us” or “our”), for use at the Annual Meeting of Stockholders to be held Monday, June 16, 2008 at 9:00 a.m. Pacific Daylight Time, or at any postponement or adjournment thereof (“Annual Meeting”), for the purposes described below and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our offices at 1263 East Arques Avenue, Sunnyvale, California 94085. Our telephone number there is (408) 764-2000.  You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement, but you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail these proxy solicitation materials on or about May 19, 2008 to all stockholders of record entitled to vote at the Annual Meeting.

Record Date and Principal Share Ownership

Stockholders of record at the close of business on April 17, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 33,628,570 shares of our common stock were outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

Our transfer agent is Wells Fargo Bank, N.A. If, as of the Record Date, your shares were registered directly in your name with our transfer agent, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization on the Record Date, rather than in your name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Matters Scheduled for a Vote

There are four matters scheduled for a vote:

(1)
To elect one Class III director nominated by our Board to serve until the 2011 Annual Meeting of Stockholders or until his successor is elected. The nominee receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected.  Only votes “For” or “Withheld” will affect the outcome.

(2)
To approve a proposed exchange of certain outstanding stock options for a reduced number of replacement stock options to be granted under the 2007 Plan. To be approved, this proposal must receive “For” votes from the holders of a majority of shares present and entitled to vote, either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

(3)
To approve amendments to the 2007 Plan to (a) increase the aggregate number of shares of common stock authorized for issuance under the 2007 Plan by 4,700,000 shares and (b) reduce the number of shares available for issuance under the 2007 Plan by one share for each share of common stock subject to a stock option or stock appreciation right and by one and sixty-five hundredths (1.65) shares for each share of common stock subject to any other type of award issued pursuant to the 2007 Plan.  To be approved, this proposal must receive “For” votes from the holders of a majority of shares present and entitled to vote, either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

(4)
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. To be approved, this proposal must receive “For” votes from the holders of a majority of shares present and entitled to vote, either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

Voting

Each stockholder is entitled to one vote for each share of common stock held as of the Record Date. Stockholders may not cumulate their votes in the election of the director.

You may vote “For” or “Against” the nominee to the Board of Directors, or you may “Withhold” your vote.  For each of the other matters, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are as follows

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, by proxy using the enclosed proxy card, by proxy over the telephone, or by proxy on the Internet.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

➢
To vote over the telephone, dial toll-free 1-800-560-1965 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your vote must be received by 10:00 a.m. Pacific Daylight Time on June 13, 2008 to be counted.

➢
To vote on the Internet, go to http://www.eproxy.com/smmx to complete an electronic proxy card.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your vote must be received by 10:00 a.m. Pacific Daylight Time on June 13, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet and telephone proxy voting to allow you to vote your shares on-line or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your Internet or telephone or access, such as usage charges from Internet access providers and telephone companies.

Counting Votes

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” votes, and, with respect to proposals other than the election of the Class III director, “Against,” “Abstain” and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Multiple Proxy Cards

If you receive more than one proxy card, it is because your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Failure to Indicate Choice on Proxy Card

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” each proposal, and in the case of the election of directors, “For” the nominee. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before its use at the Annual Meeting.  If you are the record holder of your shares, you can revoke your proxy by delivering timely written notice to our Secretary indicating that that you are revoking your proxy.  You may contact our Secretary at 415 Oakmead Parkway, Sunnyvale, CA 94085, United States. Alternatively, you may submit a duly executed proxy bearing a date later than your last executed proxy or attend the Annual Meeting and vote in person.  Simply attending the Annual Meeting will not, by itself, revoke your proxy.  If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Solicitation

We will bear the entire cost of soliciting proxies. We expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to those beneficial owners. Certain of our directors, officers, and regular employees and The Altman Group may also solicit proxies personally or by telephone, facsimile or other means of communication without being paid any additional compensation for soliciting proxies, but The Altman Group will be paid its customary fee of approximately $6,000 plus out-of-pocket expenses if it solicits proxies.

Quorum

A quorum of stockholders is necessary to hold a valid meeting.  Holders of a majority of the outstanding shares entitled to vote must be present, in person or represented by proxy, at the Annual Meeting in order to have the quorum required to transact business. On the Record Date, there were 33,628,570 shares outstanding and entitled to vote.  Thus, the holders of 16,814,286 shares must be present, in person or represented by proxy, to have a quorum. If the shares present, in person and by proxy, at the Annual Meeting do not constitute the required quorum, we may adjourn the Annual Meeting to a later date in order to obtain a quorum.

Voting Results

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

Deadline for Receipt of Stockholder Proposals

If a stockholder intends to present a proposal at our 2009 Annual Meeting of Stockholders, the proposal must be in writing and received by us no later than January 19, 2009, including any proposals to be included in next year’s proxy materials; provided, however, that if our 2009 Annual Meeting of Stockholders is held before May 12 or after July 11, 2009, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2009 Annual Meeting of Stockholders. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

This Proposal No. 1 is to elect one Class III director nominated by our Board. Our Board currently consists of eight members, divided into three classes serving staggered terms of three years, and there are no vacancies. However, two of our directors, Kenneth J. Nussbacher and Mario M. Rosati, will not stand for reelection and have resigned effective as of the date of the annual meeting.  Our Board has reduced the size of the Board, effective as of the annual meeting, so that there will not be any vacancies on the Board.  As a result, our Board will consist of six directors effective at the annual meeting, and no vacancies.  Vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors constitute less than a quorum of the Board. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This also applies to vacancies created by an increase in the authorized number of directors.

There is one director in Class III whose term of office expires at the Annual Meeting and who is standing for reelection.  Mr. Pasternack, who was appointed in June 2007 to fill a then-existing vacancy on the Board, has not previously been elected by our stockholders.   In early 2007, the Governance Committee engaged Russell Reynolds Associates, an executive search firm, to assist in the process of identifying director candidates. Mr. Pasternack was identified by Russell Reynolds Associates and recommended by the Governance Committee for election to the Board.  The Governance Committee has also recommended Mr. Pasternack for reelection to the Board at the Annual Meeting.  If elected at the Annual Meeting, Mr. Pasternack would serve until the 2011 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until his death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  The nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Pasternack.  Mr. Pasternack has agreed to serve if elected, and we have no reason to believe that he will be unable to serve. If Mr. Pasternack becomes unavailable for election unexpectedly, your shares will be voted for the election of a substitute nominee nominated by our Board.

The following is a brief biography of the nominee and each director whose term will continue after the Annual Meeting.

Name	Age	First Became a Director	Principal Occupation / Position Held with us
Continuing Class I Directors
Isy Goldwasser(1)	38	2007	Chief Executive Officer
David C. Hill(2)	61	2007	Former President and CEO, Sun Chemical Corporation
Chris van Ingen(3)	61	2008	Former President, Bio-Analytical Measurement business of Agilent Technologies, Inc.

Continuing Class II Directors
Steven D. Goldby(4)	68	1998	Executive Chairman
Timothy Harkness(5)	41	2008	Former Senior Vice President and CFO, Nektar Therapeutics, Inc.

Nominee for Class III Director
Bruce Pasternack(6)	60	2007	Venture Partner, CMEA Ventures

______________________________
(1)	Appointed to the Board effective July 2, 2007.
(2)	Appointed to the Board effective August 30, 2007.
(3)	Appointed to the Board effective March 18, 2008.
(4)	Steven D. Goldby became our Executive Chairman effective June 12, 2007.
(5)	Appointed to the Board effective March 18, 2008.
(6)	Appointed to the Board effective June 29, 2007. The Board appointed Mr. Pasternack as lead independent director on April 23, 2008.

Nominee for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Bruce Pasternack has served as a director since June 2007. Mr. Pasternack is a Venture Partner at CMEA Ventures. From May 2005 to May 2007, Mr. Pasternack served as the President and Chief Executive Officer of Special Olympics, Inc., a global non-profit organization for athletes with intellectual disabilities. Prior to that, Mr. Pasternack spent more than 28 years at Booz Allen Hamilton, Inc. where his last position was Senior Vice President and Managing Partner of its San Francisco office. He serves as a director of BEA Systems, Inc., Codexis, Inc. and Quantum Corporation and at several non-profit organizations. Mr. Pasternack holds a B.E. from The Cooper Union and a M.S.E. from the University of Pennsylvania.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE NOMINEE SET FORTH ABOVE.

Directors Continuing in Office until the 2009 Annual Meeting

Isy Goldwasser has served as a director since July 2007 and has been with Symyx since our founding. He was appointed President and Chief Operating Officer in 1998 and was appointed Chief Executive Officer in June 2007. Mr. Goldwasser received a B.S. in chemical engineering from the Massachusetts Institute of Technology and an M.S. in engineering from Stanford University.

Dr. David C. Hill has served as a director since August 2007. He served as President and Chief Executive Officer of Sun Chemical Corporation, a producer of printing inks and pigments, from 2006 to 2007. Prior to joining Sun Chemical Corporation in 2001, Dr. Hill spent four years at JM Huber Corporation as President of Engineered Materials. From 1980 to 1997, Dr. Hill was employed at AlliedSignal Inc., where his last position was President of Specialty Chemicals. Dr. Hill began his career at Union Carbide Corporation in 1970, and he has also been Director of Exploratory and New Ventures Research at Occidental Petroleum Corporation. Dr. Hill holds a Ph.D. in Materials Science and Engineering, a M.S. in Engineering and a B.S. in Materials Science and Engineering, all from the Massachusetts Institute of Technology.

Chris van Ingen has served as a director since March 2008. He recently retired from his position as President of the Bio-Analytical Measurement business of Agilent Technologies, Inc., a position he had held since May 2001. Prior to assuming that position, Mr. van Ingen held a number of positions in the Chemical Analysis Group of the Hewlett Packard Company and at Agilent Technologies, including Vice President of Sales and Marketing from 1996 to April 2001, Americas Marketing Center Manager from 1989 to 1996, Product Marketing Manager at the Avondale Division from 1986 to 1989, and Business Development Manager at the Avondale Division from 1984 to 1986.

Directors Continuing in Office until the 2010 Annual Meeting

Steven D. Goldby joined us in 1998 as our Chief Executive Officer. Mr. Goldby has served as a director and Chairman of the Board since July 1998, and has served as our Executive Chairman since June 2007. Prior to joining us, Mr. Goldby served as Chief Executive Officer and Chairman of the Board of MDL Information Systems, Inc. from 1987 to July 1998. Currently, Mr. Goldby serves as a director of Sunesis Pharmaceuticals, Inc. and Intermolecular, Inc. He is also a partner at Venrock.  Mr. Goldby holds an A.B. from the University of North Carolina and a J.D. from Georgetown University Law School.

Timothy Harkness has served as a director since March 2008. Mr. Harkness was most recently Senior Vice President and Chief Financial Officer at Nektar Therapeutics, Inc., a biopharmaceutical company. From 1998 through April 2007, Mr. Harkness served as Chief Financial Officer of Molecular Devices Corporation, an international life sciences tools company, which was acquired by MDS, Inc. Previously, Mr. Harkness was in the health care investment banking group at Montgomery Securities and at Arthur Andersen. He serves as a director of FortéBio, Inc., a life sciences tools company. Mr. Harkness holds a B.B.A. from the University of Wisconsin, and an M.B.A. from Stanford University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board and Committees of the Board

Board Independence; Lead Independent Director

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors.  Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships among each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that Messrs. Hill, Nussbacher, Pasternack, Rosati, Harkness and van Ingen are independent directors within the meaning of the applicable Nasdaq listing standards.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us.   In determining the independence of Dr. Hill, the Board took into account the consulting services Dr. Hill provided to us in fiscal 2007 and continues to provide in fiscal 2008.  The maximum amount for which he will be paid for his services is $3,500, of which $1,172 was paid in fiscal 2007.  The Board does not believe that this consulting arrangement interfered or will interfere with Dr. Hill’s exercise of independent judgment in carrying out his responsibilities as a director.  In determining the independence of Mr. Harkness, the Board took into account the consulting services Mr. Harkness provided to us in fiscal 2007, prior to his appointment to our Board, in connection with our acquisition of MDL Information Systems, Inc., for which he was paid an aggregate of $21,750.  The Board does not believe that this consulting arrangement interfered or will interfere with Dr. Hill’s exercise of independent judgment in carrying out his responsibilities as a director.  Mr. Goldby, our Executive Chairman, and Mr. Goldwasser, our Chief Executive Officer and President, are not independent directors by virtue of their employment with us.

Our Board has a designated lead independent director who chairs and may call formal closed sessions of the outside directors and leads Board meetings in the absence of the Chairman.  Mr. Gambrell held the position of lead independent director until his resignation in October 2007.  In April 2008 the Board approved the appointment of Mr. Pasternack to the position of lead independent director.  No lead independent director had been appointed during the interim period between Mr. Gambrell’s resignation and Mr. Pasternack’s appointment.

Board Meeting Attendance

Our Board held 14 meetings during the fiscal year ended December 31, 2007. All of our current directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served that were held while they were directors or committee members, respectively.

Committees of the Board

The Board has three standing committees:  an Audit Committee, a Compensation Committee and a Governance Committee. From time to time, the Board may create ad hoc committees for special purposes. No such ad hoc committee was formed in fiscal 2007.

The following table provides membership and meeting information for fiscal 2007 for each of the Board’s three standing committees:

	Audit Committee	Compensation Committee	Governance Committee
Thomas R. Baruch(1)	X	X	X
Samuel D. Colella(2)		X	X
Edwin F. Gambrell(4)		X	X
David C. Hill	X	X	X
Anthony R. Muller(3)	X*		X
Kenneth J. Nussbacher	X		X*
Bruce Pasternack		X*	X
Mario M. Rosati

Total Meetings in fiscal 2007	4	8	0

*     Committee Chairperson as of December 31, 2007.
(1) Resigned from the Board effective March 17, 2008.
(2) Resigned from the Board effective June 26, 2007.
(3) Resigned from the Board effective March 17, 2008
(4) Resigned from the Board effective October 19, 2007

A description of each standing committee of the Board follows. Each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee is currently composed of three directors: Messrs. Nussbacher, Harkness and van Ingen.  As Mr. Nussbacher will not be standing for reelection, Mr. Pasternack will replace Mr. Nussbacher on the Audit Committee effective at the Annual Meeting.  Mr. Harkness is the current chairperson of the Audit Committee. The Board has determined that Messrs. Nussbacher, Pasternack, Harkness and van Ingen meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq listing standards with respect to audit committee members.  The Board determined that the services Mr. Harkness provided to us as a consultant preceded his appointment to the Board and were not such that his ability to exercise independent judgment with regard to us would be impaired.  Our Board has also determined that Mr. Harkness meets the definition of “audit committee financial expert” as defined in Item 407(d)(5) of regulation S-K of the Exchange Act. The Board made a qualitative assessment of Mr. Harkness’s level of knowledge and experience based on a number of factors, including his experience as a chief financial officer for public reporting companies and his status as a Certified Public Accountant.  Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter approved by the Board, a copy of which is available to stockholders on our website at www.symyx.com under the section entitled “Investors” at “Corporate Governance.” Pursuant to this charter, the purpose of the Audit Committee is: to oversee our accounting and financial reporting processes and audits of our financial statements; to provide assistance to the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) the effectiveness of our internal control over financial reporting, (iii) our compliance with legal and regulatory requirements under applicable securities laws, and (iv) the independent registered public accounting firm’s qualifications, independence and performance; present a report in accordance with the rules of the SEC in our proxy statement; and to provide the Board with such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that come to its attention and that require the attention of the Board.  The Audit Committee held four meetings during the fiscal year ended December 31, 2007.

Compensation Committee

The Compensation Committee is currently composed of three directors: Dr. Hill and Messrs. Pasternack and van Ingen. Mr. Pasternack is the current chairperson of the Compensation Committee.  All members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).  Information regarding the functions performed by the Compensation Committee is set forth in the “Compensation Discussion and Analysis,” included in this proxy statement. The Compensation Committee is governed by a written charter approved by the Board, a copy of which is available to stockholders on our website at www.symyx.com under the section entitled “Investors” at “Corporate Governance.”  Pursuant to this charter, the purpose of the Compensation Committee is:  to develop compensation policies designed to attract and retain key employees necessary to our growth and success; to review and approve the CEO’s performance and compensation level and the compensation levels of the other executive officers; to approve all employment, severance or change of control agreements with any executive officers or directors; to review annually a report disclosing all perquisites and benefits to executive officers; to review the compensation of the members of the Board; to design, implement and administer all equity-based compensation plans; to make annual recommendations regarding stock award pools; to review and advise the Board on current trends in industry-wide compensation practices; to retain and terminate any compensation consultant(s) and approve such consultants’ fees and obtain advice from outside legal, accounting or other advisors; and to make regular reports to the Board summarizing its recommendations and decisions. The Compensation Committee held eight meetings during the fiscal year ended December 31, 2007.

Governance Committee

The Governance Committee is currently composed of three directors: Dr. Hill and Messrs. Nussbacher and Pasternack.  Mr. Nussbacher is the current chairperson of the Governance Committee.  All members of the Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).  The Governance Committee is governed by a written charter approved by the Board, a copy of which is available to stockholders on our website at www.symyx.com under the section entitled “Investors” at “Corporate Governance.”  Pursuant to this charter, the functions of the  Governance Committee include identifying, reviewing and evaluating individuals qualified to become Board members; reviewing and making recommendations concerning membership on each of the Board’s committees; affirming that the requisite number of board members meet applicable independence standards; considering and making recommendations regarding stockholders comments relating to Board composition; reviewing and approving charters for all committees of the Board; developing a system for annual Board and committee evaluation; ensuring that the Board and its committees are conducting regular executive sessions; assisting the Board with executive development and succession programs; obtaining, as necessary, advice and assistance from legal, accounting and other advisors, including consultants, as needed to conduct new director searches. The Governance Committee approved all actions brought forth before the committee in 2007 by unanimous written consent and, therefore, did not hold any meetings during the fiscal year ended December 31, 2007.

Consideration of Director Nominees

Stockholder Recommendations

The policy of the Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth below under “Director Qualifications,” based on whether or not the candidate was recommended by a stockholder.  Any stockholder recommendations proposed for consideration by the Governance Committee should be in writing and delivered to the Governance Committee at the following address:

Investor Relations
Symyx Technologies, Inc.
415 Oakmead Parkway
Sunnyvale, CA 94085
United States

Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, relevant biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  In addition, procedures for stockholder recommendations of directors are discussed under “Deadline for Receipt of Stockholder Proposals” and are discussed in detail in our Bylaws, which we will provide to stockholders upon written request sent to the address set forth above.

Director Qualifications

Members of the Board should have the highest professional and personal ethics and values, consistent with our Code of Conduct and Ethics posted on our website at www.symyx.com under the section entitled “Investors” at “Corporate Governance.”  They should have broad experience at the policy-making level in business and technology. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. The Governance Committee retains the right to modify these qualifications from time to time.  Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors

Candidates for director nominees are reviewed in the context of the Board’s existing composition, our operating requirements and the long-term interests of stockholders. The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current members of the Board, professional search firms, stockholders or others. These candidates are evaluated by the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, the Governance Committee aggregates the recommendations and considers them at a regularly scheduled meeting prior to the issuance of the proxy statement for our next annual meeting of stockholders. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Governance Committee. The Governance Committee may also review materials provided by professional search firms or other parties in connection with a candidate who is not recommended by a stockholder. In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.  In fiscal 2007, the Governance Committee paid a fee to Russell Reynolds Associates, an executive search firm, to assist in the process of identifying or evaluating director candidates.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, however we encourage our nominees for director to attend the annual meeting. Two directors attended the 2007 Annual Meeting of Stockholders.

Stockholder Communication

We have not adopted a formal process related to stockholder communications with the Board.  Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  We believe that our responsiveness to stockholder communications to the Board has been excellent.  During the upcoming year, the Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, promptly post it to our website.  Stockholders may communicate with the Board by submitting a letter to the attention of Executive Chairman, c/o Symyx Technologies, Inc., 415 Oakmead Parkway, Sunnyvale, CA 94085, United States.

Code of Conduct and Ethics

We adopted our Code of Conduct and Ethics on January 8, 2004 and revised it on July 17, 2007; it applies to all officers, directors and employees.  The Code of Conduct and Ethics is available on our website at www.symyx.com under the section entitled “Investors” at “Corporate Governance.”  If we make any substantive amendments to the Code of Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Compensation Committee Interlocks and Insider Participations

During fiscal 2007, the following individuals served as members of our Compensation Committee:  Messrs. Baruch, Colella, Pasternack, Gambrell and Dr. Hill.  None of them has at any time been an officer or employee of ours.  None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or the compensation committee of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Mr. Baruch, a former member of our Compensation and Audit Committees, is the founder and Managing Director of CMEA Ventures.  Mr. Pasternack, the current chairperson of our Compensation Committee is also a Venture Partner of CMEA Ventures.  CMEA Ventures holds a 17.5% interest in Intermolecular, Inc.  Mr. Baruch serves on Intermolecular’s board of directors and compensation committee. We entered into a Collaborative Development and License Agreement with Intermolecular in March 2005, and an Alliance Agreement in December 2005. Under these agreements, the two companies work together to conduct R&D and other activities with respect to materials and high-throughput technology for use in semiconductor applications. Generally, each party bears its own expenses. These agreements were amended in November 2007. Under these agreements, as amended, we committed to fund $2,057,000 in research and capital equipment expenditures. We expect to satisfy the remaining $643,000 of this commitment in 2008. Further, in August 2006, we invested $13,500,000 in exchange for approximately 13% of Intermolecular’s outstanding shares. For the years ended December 31, 2007, 2006 and 2005, we recognized revenue from Intermolecular of $912,000, $52,000 and $88,000, respectively. In 2005, we also recognized a $20,000 gain from the sale of a fixed asset with a $130,000 net book value, which was sold to Intermolecular for its original cost of $150,000. As of December 31, 2007 and 2006, we had deferred revenue of $84,000 and $27,000 from Intermolecular, respectively.

Mr. Baruch is also a director of Solyndra, Inc. CMEA Ventures holds a minority interest in Solyndra. We are parties to a Collaborative Research and License Agreement with Solyndra.  For the years ended December 31, 2007, 2006 and 2005, we recognized revenue of $409,000, $1,228,000 and $43,000, respectively, from providing research services to Solyndra. As of December 31, 2007 and 2006, we had recorded $0 and $24,000, respectively of deferred revenue related to Solyndra. Development activities under that agreement ceased as of February 28, 2007.

In November 2006, we invested $400,000 in cash and licensed certain sensor technology in exchange for approximately 38% of the outstanding shares of Visyx Technologies Inc.  We have a 45% voting right in relation to its shareholdings. CMEA Ventures holds approximately 42% of the outstanding shares of Visyx and has a 49% voting right in relation to its shareholdings.  In July 2007, we provided Visyx a $100,000 loan in exchange for a convertible promissory note on the same terms and conditions as the other principal investor.  In November 2007, MeasurementSpecialties, Inc. acquired the assets of Visyx. We will share in future distributions, if any, subject to certain preferred stock liquidation preferences.

We believe each of the transactions described above have terms no less favorable to us than we could have obtained from unaffiliated third parties.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

David C. Hill
Bruce Pasternack
Chris van Ingen

_________________

*  The material in this Compensation Committee Report is not “soliciting material” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Symyx Technologies, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Audit Committee Report**

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.  AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed the independent accountants’ independence with them. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted,

The Audit Committee of the Board of Directors

Timothy Harkness (1)
Kenneth Nussbacher
Chris van Ingen (1)

_________________

(1)
Messrs. Harkness and van Ingen joined the Audit Committee on March 18, 2008. Prior to that time, Thomas R. Baruch and Anthony R. Muller served on the Audit Committee.  Messrs. Baruch and Muller left the Board of Directors on March 17, 2008.

** The material in this Audit Committee Report is not “soliciting material” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing Symyx Technologies, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 2

APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

On April 23, 2008, our Board and Compensation Committee authorized, subject to stockholder approval, a stock option exchange program that will permit our eligible employees to exchange outstanding stock options with exercise prices equal to or greater than $12.00 per share for a reduced number of replacement stock options with an exercise price equal to the fair market value of our common stock at the time of the exchange, such replacement stock options to be granted under our 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The $12.00 threshold is intended to ensure that only outstanding stock options that for the past year have been, and now are substantially “out of the money” are eligible for the exchange program. On April 23, 2008, the closing price of our common stock on the Nasdaq Global Market was $7.91 per share. Our Board authorized our Compensation Committee to adjust the threshold for options eligible to participate in the exchange program if there is a significant change in the market price for our common stock preceding the start of the exchange program.

If approved by the stockholders, the exchange program will be open to all employees of Symyx and any of our subsidiaries that our Compensation Committee designates for inclusion; however, members of our Board, our executive officers, consultants to Symyx and our employees who work outside the United States will not be eligible to participate. If Proposal No. 3 is approved by our stockholders and we implement the exchange program, the portion of the eligible options surrendered and cancelled under the program that are not replaced by the replacement options will not be returned to the 2007 Plan. Further, replacement options will not count against the burn rate policy described under  “Equity Compensation Plans – Burn Rate Policy,” beginning on page 48.

The exchange ratios of shares subject to eligible options cancelled to shares subject to replacement stock options issued will generally range from 2-to-1 to 30-to-1, depending on our stock price at the time of commencement of the exchange offer. These exchange ratios are intended to result in the issuance of replacement stock options that, in the aggregate, have a fair value estimated to be approximately equal to the fair value of the cancelled options they replace as of the date of the exchange offer, determined using a binomial option valuation model established by a third party. Our Compensation Committee retains the discretion to adjust the exchange ratios if there is a significant change in the market price for our common stock preceding the start of the exchange program or if our Compensation Committee decides to reduce the expected compensation expense associated with the exchange program, and approval of this Proposal No. 2 includes approval of the exercise of that discretion.

The replacement stock options will be nonstatutory stock options (that is, they will not qualify for the tax-favored treatment of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)). The term of each replacement stock option shall equal the remaining term of the cancelled option that it replaced, and will vest twenty-five percent after six months and then monthly thereafter over a period of up to two years from the date of the exchange, provided that such vesting will be accelerated, if necessary, so that the replacement stock options vest in full not later than one month before the expiration of their term.

We believe that the exchange program, if approved by the stockholders, will permit us:

•
to meaningfully reduce the option “overhang” represented by outstanding options that have high exercise prices, that no longer incentivize their holders to remain as our employees, and that may be viewed by investors as potentially dilutive; and

•
to re-incentivize the employees who participate in the exchange program by issuing them replacement stock options that will vest over a period of up to two years depending on expiration of the term of the replacement stock option following the exchange if they remain employed with us.

The exchange program is an important component in our strategy for rationalizing our equity incentive plan structure and updating our compensation practices.

Background

When our Compensation Committee approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to or greater than the market price of a share of our common stock on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price.

Like many technology companies, our stock price has experienced a significant decline during the last several years. In  particular, in early 2007, as we recognized the needs to transition our business model, strengthen our management team and improve the Company’s operational efficiency, we reduced our financial forecast for the rest of fiscal 2007.  As a result, our stock price declined significantly and has remained well below prior levels.  Through the remainder of 2007, we reinforced our management team and embarked on an integrated technology platform strategy based on Symyx Software (electronic laboratory notebooks, content, laboratory logistics and analysis), Symyx Tools (modular and integrated workflows that can be enhanced by Symyx Software) and Symyx Research (collaborative research and directed services) to support the entire R&D process in the life science, chemical and energy markets.  Further, in October 2007, we acquired MDL Information Systems, Inc., a leading provider of innovative informatics software, databases and services that can accelerate successful scientific research and development by improving the speed and quality of scientists’ decision making.  We are continuing to pursue our revised business strategy aggressively, but these efforts have not yet translated into a substantial improvement in our stock price.  Consequently, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock.

As of April 17, 2008, eligible employees held options for approximately 4,805,869 shares with exercise prices ranging from $12.00 per share to $58.25 per share, while the closing price of our common stock on the Nasdaq Global Market on April 17, 2008 was $8.31 per share. We believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs, and that an equity stake in our success is a critical component of these programs. Options that are “out of the money” are no longer effective as performance and retention incentives. We believe the exchange program will provide us with a renewed opportunity to give eligible employees an economic stake in our future growth and success.

Many of the eligible options have been out of the money for an extended period of time and, therefore, have not been exercised by our employees. As a result, we have developed a significant stock option “overhang” consisting of options that we believe are not serving their intended purpose of incentivizing employees. The exchange program is designed to significantly reduce this “overhang.” If Proposal No. 3 is approved by our stockholders and we implement the exchange program, the portion of the eligible options surrendered and cancelled under the program that are not replaced by the replacement options will not be returned to the 2007 Plan. Further, replacement options will not count against the burn rate policy described under “Equity Compensation Plans – Burn Rate Policy,” beginning on page 48.

Description of the Exchange Program

Implementation of the Exchange Program

Our Board and Compensation Committee authorized the exchange program on April 23, 2008, subject to stockholder approval. The terms of the exchange program as approved by the Board and the Compensation Committee are described in this proxy statement.  At the start of the exchange program, eligible employees holding eligible stock options will receive a written offer to exchange that will set forth the precise terms and timing of the exchange program. Eligible employees will be given at least 20 business days to elect to surrender their eligible stock options in exchange for replacement stock options. Before or at the start of the exchange program, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain the offer to exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov.

Eligible Options

As of April 17, 2008, there were no shares of restriced stock and restricted stock units covering 159,333 shares of our common stock outstanding under all of our equity incentive plans. In addition, as of April 17, 2008 there were options to purchase approximately 6,638,719 shares of our common stock outstanding under all of our equity incentive plans at a weighted average exercise price of $22.93 per share and with a weighted average remaining life of 4.26 years. Of these, options to purchase approximately 3,308,631 shares of common stock, having exercise prices equal to or greater than $12.00, are held by eligible employees and would be eligible for exchange under the exchange program. If 100% of the eligible options are exchanged and replacement stock options are granted in accordance with the exchange ratios described under “Exchange Ratios” below, options for approximately 4,186,024 shares of common stock would be outstanding with a weighted average exercise price of $15.72 per share and with a weighted average remaining life of 4.16 years. In addition, the number of shares underlying outstanding options, after accounting for the replacement stock options granted under the exchange program, would be reduced by approximately 2,452,695 shares, representing approximately 7.3% of the number of shares of our common stock issued and outstanding as of April 17, 2008.

As of April 17, 2008, options for approximately 3,330,088 shares of our common stock that would be ineligible for the exchange program were outstanding under all of our equity incentive plans at a weighted average exercise price of $17.66 per share and with a weighted average remaining life of 4.05 years.

Eligible Employees

The exchange program will be open to all persons who, at the start of the exchange program, are employed by us and those of our subsidiaries that are designated for participation by our Compensation Committee.  Members of our Board, our executive officers, our consultants and our employees working outside the United States will not be able to participate. As of April 17, 2008, eligible options were held by approximately 214 eligible employees.  As of April 17, 2008, we had a total of 585 employees.

In addition to being employed at the start of the exchange program, an employee must continue to be employed by us or one of our designated subsidiaries on the date the surrendered options are cancelled and replacement stock options are granted in exchange for them. Any employee holding eligible options who elects to participate in the exchange program but whose employment terminates for any reason before the date the replacement stock options are granted, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, would retain his or her eligible options subject to their existing terms.

Exchange Ratios

Our intent is to establish exchange ratios that will result in the issuance of replacement stock options in the exchange program with a fair value, in the aggregate, estimated to be approximately equal to the fair value of the stock options surrendered in the exchange program, determined using a binomial option valuation model established by a third party.  If 100% of the eligible options are exchanged and replacement stock options are granted in accordance with the exchange ratios described in the table below, we anticipate an additional compensation expense under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or FAS 123R, based on the Black-Scholes option valuation model, a common method used for estimating the fair value of a stock option. The compensation expense will be spread over a two-year vesting period (or shorter if the remaining term shortens the vesting period). For this purpose, we used the following factors: (i) the option’s exercise price; (ii) an assumed value of $8.16 per share of our common stock; (iii) an expected volatility of our common stock price of 46%; (iv) a term equal to the lesser of (A) the remaining contractual life of the stock option and (B) a fixed expected term of 3.42 years; (v) risk-free interest rates ranging from 1.30% to 2.61% (depending on the term of the option); and (vi) no expected dividends and a fair market value of $8.16 per share.

The following table sets forth the five exchange ratios as well as the total number of shares underlying eligible options for each ratio (as of April 17, 2008) and the maximum number of replacement stock options that may be issued with respect to such eligible options in the exchange program:

Exercise Price Range	Weighted Average Exercise Price	Weighted Average Remaining Life	Total Shares Underlying Options	Exchange Ratio: Option Shares per Replacement Stock Option	Total Replacement Stock Options to be Granted(1)
$12.00-$18.00	$14.08	3.76	811,138	2 to 1	405,569
$18.01-$25.49	$22.99	5.43	533,362	3.5 to 1	152,389
$25.50-$30.00	$27.00	5.36	1,045,263	4.5 to 1	232,280
$30.01-$35.00	$31.49	5.78	382,578	8 to 1	47,822
$35.01-$58.25	$54.94	1.88	536,290	30 to 1	17,876

_________________
(1)                 Assuming 100% participation in the exchange program.

The total number of shares of common stock issuable upon exercise of replacement stock options a participating employee will receive with respect to a surrendered eligible option will be determined by dividing the number of shares underlying the surrendered option by the applicable exchange ratio and rounding to the nearest whole share. For example, if an eligible employee holds an option to purchase 1,000 shares of our common stock at an exercise price of $15.00 per share, he or she would be entitled to exchange that option for a replacement stock options to purchase 500 shares of our common stock, with such replacement stock option having an exercise price equal to the fair market value of our common stock at the time of the exchange (i.e., after applying the applicable 2 to 1 exchange ratio set forth in the table above).

Compensation Committee Adjustment

Our Board authorized the Compensation Committee to adjust the threshold for options eligible to participate in the exchange program if there is a significant change in the market price for our common stock preceding the start of the exchange program. Our Compensation Committee also retains the discretion to adjust the exchange ratios if there is a significant change in the market price of our common stock preceding the start of the exchange program in comparison to the average market price used in determining the exchange ratios set forth in the table above, or if our Compensation Committee decides to reduce the expected compensation expense associated with the exchange program. If our Compensation Committee adjusts the exchange ratios, it will do so to cause the exchange to result in the excess of the fair value of the replacement stock options over the fair value of the stock options surrendered to be no greater than the excess based on the exchange ratios set forth in the table above, determined using the same valuation methodologies as were used to determine the exchange ratios set forth in the table above.

Election to Participate

Participation in the exchange program will be voluntary. Eligible employees will have at least 20 business days from the start of the offer to exchange to determine whether they wish to participate.

Vesting of Replacement Stock Options

Replacement stock options issued in the exchange program will be completely unvested when granted and will become vested on the basis of the participant’s continued employment with us or one of our subsidiaries. The replacement stock options will generally vest twenty-five percent after six months and then in equal monthly installments thereafter over a two year period, provided that such vesting will be accelerated, if necessary, so that the replacement stock options vest in full not later than one month before the expiration of their term. A participant in the exchange program will forfeit any replacement stock options received that remain unvested when his or her employment with us or one of our subsidiaries terminates for any reason. Under the terms of the 2007 Plan, all stock awards, including replacement stock options, held by persons whose service with us has not terminated generally have one year of additional vesting in the event of certain change-of-control transactions.

Other Terms and Conditions of Replacement Stock Options

Replacement stock options issued in the exchange program will be nonstatutory stock options granted pursuant to the 2007 Plan. Each replacement stock option represents a right to acquire one share of our common stock at a fixed exercise price. The term of each replacement stock option shall equal the remaining term of the cancelled option that it replaced.  Employees generally will recognize taxable income upon the exercise of replacement stock options granted under the 2007 Plan, and the taxable income is subject to income and employment tax withholding. All other terms and conditions of the replacement stock options issued in the exchange program will be substantially the same as those that apply generally to replacement stock options granted under the 2007 Plan.

Potential Modification to Exchange Program Terms to Comply with Governmental Requirements

The terms of the exchange program will be described in an offer to exchange we will file with the SEC. Although we do not anticipate that the SEC will require us to materially modify the terms of the offer to exchange, it is possible that we may need to alter the terms of the exchange program to comply with SEC comments.

U.S. Federal Income Tax Consequences

We anticipate the exchange of eligible options for replacement stock options pursuant to the exchange program will be treated as a non-taxable exchange and neither we nor any of our U.S. employees will recognize any income for U.S. federal income tax purposes based upon the surrender of eligible options and the grant of replacement stock options.

Accounting Treatment

As of January 1, 2006, we have adopted the provisions of FAS 123R on accounting for share-based payments. Under FAS 123R, we will recognize the incremental compensation cost of the replacement stock options granted in the exchange. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of replacement stock options granted to employees in exchange for surrendered stock options, measured as of the date the replacement stock options are granted, over the fair value of the stock options surrendered in exchange for the replacement stock options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the two-year vesting period of the replacement stock options (or shorter if the remaining term shortens the vesting period).

New Plan Benefits

Because the decision whether to participate in the exchange program is completely voluntary, we are unable to predict which or how many employees will elect to participate, how many eligible options will be surrendered for exchange, or how many replacement stock options may be issued. As indicated above, members of our Board, our executive officers and consultants are not eligible to participate in the exchange program.

Effect on Stockholders

We have designed the proposed exchange program so that the replacement stock options will result in the fair value of the replacement options approximately the same as the fair value of the options cancelled calculated using a binomial option valuation model; however, we expect we will recognize a non-cash compensation expense under FAS 123R. The exchange program is intended to restore competitive and appropriate equity incentives for our employees and those of our subsidiaries and to reduce our existing overhang. While we cannot predict which or how many employees will elect to participate in the exchange program, assuming that 100% of eligible employees participate in the exchange program and that the exchange ratios described in the table set forth under “Exchange Ratios” above are applied, eligible options exercisable in exchange for approximately 3,308,631 shares as of April 17, 2008 would be surrendered and cancelled, while stock options exercisable in exchange for 855,936 shares would be issued, resulting in a net reduction in our overhang of approximately 2,452,695 shares.

Required Vote

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal for quorum purposes and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM.

PROPOSAL NO. 3

APPROVAL OF AMENDMENTS TO THE 2007 SYMYX TECHNOLOGIES, INC. STOCK INCENTIVE PLAN

General

The Board has unanimously approved for submission to a vote of the stockholders a proposal to approve amendments to the Symyx Technologies, Inc. 2007 Stock Incentive Plan (the “2007 Plan”) to (i) increase the aggregate number of shares of common stock authorized for issuance under the 2007 Plan by 4,700,000 shares and (ii) reduce the number of shares available for issuance under the 2007 Plan by one share for each share of common stock subject to a stock option or stock appreciation right and by one and sixty-five hundredths (1.65) shares for each share of common stock subject to any other type of award issued pursuant to the 2007 Plan. The purpose of the 2007 Plan is to retain key employees, consultants and directors, to attract new employees, consultants and directors, to encourage a sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of us and our subsidiaries. The Board believes that option grants and other forms of equity participation are vital to our efforts to remain competitive in our compensation practices. Our 1997 Stock Plan (the “1997 Plan”) expired in February 2007 and substantially all authorized shares under our 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), a non-stockholder-approved plan, have been issued or are subject to outstanding options.

If approved by the stockholders, a total of 4,700,000 additional shares of common stock will be reserved for issuance under the 2007 Plan. Capitalized terms used but not defined in this Proposal No. 3 shall have the same meaning as in the 2007 Plan unless otherwise indicated.

A general description of the principal terms of the 2007 Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 2007 Plan, a copy of which is attached to this proxy statement as Appendix A and incorporated herein by reference.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE APPROVAL OF THE AMENDMENT TO THE 2007 PLAN.

Description of the 2007 Plan

Purpose

The purpose of the 2007 Plan is to help us compete effectively with other enterprises for the services of qualified individuals whose present and potential contributions are important to our success by motivating our employees, consultants and directors to continue in service to us, through ownership of our common stock.

Shares Reserved for Issuance under the 2007 Plan

If this proposal is approved by the stockholders, a total of 5,450,000 shares of common stock will be reserved for issuance under the 2007 Plan, plus any shares of common stock that would otherwise return to either the 1997 Plan or 2001 Plan as a result of forfeiture, termination or expiration of awards previously granted under those plans (notwithstanding any termination or expiration of such plans); provided, however, that the maximum aggregate number of shares of common stock that may be issued pursuant to incentive stock options will be 5,450,000 shares. Notwithstanding the foregoing, any shares of common stock issued in connection with awards other than options and stock appreciation rights will be counted against the total share limit reserved under the 2007 Plan by applying the Multiplier to the shares of common stock covered by each award; conversely, shares of common stock returned to or deemed not to have been issued from the 2007 Plan under awards other than options and stock appreciation rights will return to the share reserve at a rate determined by multiplying such number of shares by the Multiplier.  The “Multiplier” for awards other than options and stock appreciation rights will be 1.65 shares of common stock for every 1.0 share of common stock in connection with such award.  For example, a grant of a restricted stock award for 1,000 shares would count as 1,650 shares against the reserve, and if returned to the 2007 Plan would count as 1,650 shares returned to the 2007 Plan.  However, if we conduct the exchange offer described in Proposal No. 2 and this Proposal No. 3 is approved by our stockholders, the portion of the eligible options surrendered and cancelled under the program that are not replaced by the replacement options will not be returned to the 2007 Plan. As of April 17, 2008 there were no shares of restricted stock and restricted stock units covering 159,333 shares of our common stock outstanding under all of our equity incentive plans. In addition, as of April 17, 2008 there were options to purchase approximately 6,638,719 shares of our common stock outstanding under all of our equity incentive plans at a weighted average exercise price of $22.93 per share with a weighted average remaining life of 4.26 years. In addition, as of April 17, 2008, there were 1,557,813 shares available for issuance under future grants under the 2007 Plan.

Administration

The Board has designated the Compensation Committee (“Administrator”) to administer the 2007 Plan. With respect to grants to officers and directors, the Compensation Committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Code.  Our Board has also adopted a revised burn rate policy it intends to govern our equity compensation granting practices as described under “Equity Compensation Plans – Burn Rate Policy” beginning on page 48.

Terms and Conditions of Awards

The 2007 Plan provides for the grant of stock options, restricted stock, restricted stock units and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2007 Plan may be either incentive stock options under the provisions of Section 422 of the Code or nonstatutory stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, directors and consultants and to those providing services to our related entities. To the extent that the aggregate fair market value of shares of our common stock that are subject to options designated as incentive stock options and that become exercisable for the first time by a participant during any calendar year exceeds $100,000, the excess options shall be treated as nonqualified stock options. Under the 2007 Plan, awards may be granted to employees, directors or consultants located outside the United States as the Administrator may determine from time to time. Each award granted under the 2007 Plan shall be designated in an award agreement.

The Administrator may issue awards under the 2007 Plan in settlement, assumption or substitution for outstanding awards or obligations to grant future awards in connection with us or a related entity acquiring another entity, an interest in another entity or an additional interest in a related entity whether by merger, stock purchase, asset purchase or other form of transaction. Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of our common stock or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above sub-section of this Proposal No. 3 “Description of the 2007 Stock Incentive Plan—Shares Reserved for Issuance under the 2007 Plan”), to approve award agreements for use under the 2007 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the Plan, to construe and interpret the terms of the 2007 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2007 Plan, as the Administrator deems appropriate.

The term of any award granted under the 2007 Plan may not be for more than seven (7) years (or five (5) years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of us or any parent or subsidiary of ours), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The 2007 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of us or any parent or subsidiary of ours). In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of the common stock on the date of grant. In the case of awards intended to qualify as performance-based compensation, the exercise or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2007 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of common stock or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

The 2007 Plan provides that any amendment that would adversely affect the participant’s rights under outstanding awards shall not be made without the participant’s written consent; provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the participants. The 2007 Plan also provides that stockholder approval is required in order to (i) reduce the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2007 Plan or (ii) cancel any option or stock appreciation right awarded under the 2007 Plan in exchange for another award or cash at a time when exercise price exceeds the fair market value of the underlying shares unless the cancellation and exchange occurs in connection with a Corporate Transaction. However, canceling an option or stock appreciation right in exchange for another option, stock appreciation right, restricted stock or other award, with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original option or stock appreciation right will not require stockholder approval.

Under the 2007 Plan, the Administrator may establish one or more programs under the 2007 Plan to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2007 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

Termination of Service

An award may not be exercised after the termination date of such award as set forth in the award agreement. If a participant in the 2007 Plan terminates continuous service with us, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards

Under the 2007 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will and by the laws of descent and distribution and during the lifetime of a participant, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made to family members, to family trusts, to family-controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the participant. The 2007 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Section 162(m) of the Code

The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 2,000,000 shares.

Under Code Section 162(m) no deduction is allowed in any taxable year for compensation in excess of $1 million paid to our “covered employees.”  Under current tax laws, a “covered employee” is our Chief Executive Officer and our next three highest paid executive officers, other than our Chief Financial Officer. An exception to this deduction limitation applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of our common stock on the date of grant is deemed to be inherently performance-based, because such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the cancelled award shall continue to count against the maximum number of shares of common stock with respect to which an award may be granted to a participant.

For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 2,000,000 shares. The foregoing limitations shall be adjusted proportionately by the Administrator in connection with any change in our capitalization due to a stock split, stock dividend or similar event affecting our common stock and our determination shall be final, binding and conclusive. In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

The 2007 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) increase in share price; (ii) earnings per share; (iii) total stockholder return; (iv) operating margin; (v) gross margin; (vi) return on equity; (vii) return on assets; (viii) return on investment; (ix) operating income; (x) net operating income; (xi) pre-tax profit; (xii) cash flow; (xiii) revenue; (xiv) expenses; (xv) earnings before interest, taxes and depreciation and amortization; (xvi) economic value added; (xvii) market share; (xviii) relative or absolute share price; and (xix) pro forma net income.

Change in Capitalization

Subject to any required action by our stockholders, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2007 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting our common stock; (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us; or (iii) any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any of our convertible securities shall not be deemed to have been “effected without receipt of consideration.”

Corporate Transaction

Upon the consummation of a Corporate Transaction, outstanding awards may be assumed or replaced by the successor entity. Except as provided in an individual award agreement, for the portion of each award that is not assumed or replaced by the successor entity, such portion of the award will automatically vest and become exercisable and be released from any repurchase or forfeiture rights immediately prior to the effective date of the Corporate Transaction. Any awards that have not been assumed, replaced or exercised as of the consummation of a Corporate Transaction shall terminate.

Change in Control

Except as provided in an individual award agreement, in the event of a Change in Control (other than a Change in Control that is also a Corporate Transaction), each outstanding award will automatically vest and become exercisable and be released from any repurchase or forfeiture rights immediately prior to the effective date of the Change in Control.

Under the 2007 Plan, a Corporate Transaction is generally defined as:

•	the acquisition of 50% or more of our stock by any individual or entity including by tender offer or a reverse merger (involving an acquisition of 40% or more of our stock);

•	a sale, transfer or other disposition of all or substantially all of our assets;

•	a merger or consolidation in which we are not the surviving entity; or

•	a complete liquidation or dissolution.

Under the 2007 Plan, a Change in Control is generally defined as:

•
acquisition of 50% or more of our stock by any individual or entity which a majority of our Board members (who have served on our Board for at least twelve (12) months) do not recommend our stockholders accept; or

•
a change in the composition of our Board over a period of twelve (12) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who have either been Board members continuously for a period of at least twelve (12) months or have been Board members for less than twelve (12) months and were elected or nominated for election by at least a majority of Board members who have served on our Board for at least twelve (12) months.

Amendment, Suspension or Termination of the 2007 Plan

The Board may at any time amend, suspend or terminate the 2007 Plan. The 2007 Plan has a term of ten (10) years unless sooner terminated by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we shall seek stockholder approval of any such amendment to the 2007 Plan in such a manner and to such a degree as is required.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of the 2007 Plan and the awards granted thereunder is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences or additional guidance that is expected to be issued by the Treasury Department under Section 409A of the Internal Revenue Code.

Nonqualified Stock Options

The grant of a nonqualified stock option under the 2007 Plan will not result in any federal income tax consequences to the optionholder or to us. Upon exercise of a nonqualified stock option, the optionholder is subject to income taxes at the rate applicable to ordinary compensation income on the excess of the fair market value of the shares on the date of exercise over the option exercise price. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the option holder, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the option holder’s total compensation is deemed reasonable in amount. Any gain or loss on the option holder’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.

If a nonqualified stock option is amended, such option may be considered deferred compensation and subject to the rules of new Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options

The grant of an incentive stock option under the 2007 Plan will not result in any federal income tax consequences to the optionholder or to us. An optionholder recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the optionholder has held the shares of common stock. If the optionholder does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the optionholder will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

If the optionholder fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the excess (if any) of the amount realized on the disposition over the exercise price or (ii) the excess of the fair market value of the stock on the exercise date over the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. We, in the year of the disqualifying disposition, are entitled to a deduction equal to the amount of ordinary income recognized by the optionholder, subject to possible limitations imposed by Section 162(m) of the Code and so long as the option holder’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the excess of the fair market value of the shares at exercise over the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an option holder’s alternative minimum tax liability exceeds such option holder’s regular income tax liability, the optionholder will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the optionholder must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event an incentive stock option is amended, such option may be considered deferred compensation and subject to the rules of new Section 409A of the Code. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

Restricted Stock

The grant of restricted stock will subject the recipient to ordinary compensation income on the excess of the fair market value of the shares on the date that the restrictions lapse over the amount paid, if any, for such stock. For recipients who are employees this income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required and which may be accomplished by the withholding of a number of shares covered by the award equal to the withholding obligation) and the recipient’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the excess of the fair market value on the date of the issuance of the stock over the amount paid, if any, for such stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient based on how long the stock has been held since the date of issuance. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights

Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required and which may be accomplished by the withholding of a number of shares covered by the award equal to the withholding obligation) and the recipient’s total compensation is deemed reasonable in amount.

A SAR can be considered non-qualified deferred compensation and subject to the new Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock Units

Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required and which may be accomplished by the withholding of a number of shares covered by the award equal to the withholding obligation) and the recipient’s total compensation is deemed reasonable in amount.

Restricted stock units also can be considered non-qualified deferred compensation and subject to the new Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2008. We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our historical consolidated financial statements for all annual periods since our incorporation in 1994. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the selection of Ernst & Young LLP as our independent auditors. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal for quorum purposes and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE RATIFICATION OF THE APPOINTMENT
OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Principal Accounting Fees and Services

In connection with the audits of the 2007 and 2006 financial statements, we entered into engagement agreements with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP performed audit services for us. Those agreements are subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Pursuant to its policies, the Audit Committee pre-approves all audit and non-audit services provided to us by the independent registered public accounting firm. According to the Audit Committee charter, this pre-approval authority may be delegated to a single member of the Audit Committee and then reviewed by the entire Audit Committee at the Audit Committee’s next meeting.

The following table summarizes the aggregate fees billed to us by Ernst & Young LLP for various services provided for the years ended December 31, 2007 and 2006 (in thousands):

	Fiscal Year Ended (in thousands)
Service Category	2007	2006
Audit Fees	$1,676	$935
Audit-Related Fees	185	60
All Other Fees	-	2
Total	$1,861	$997

Audit Fees

Aggregate fees were for professional services rendered for the audits of our consolidated financial statements, limited reviews of our unaudited condensed consolidated interim financial statements and internal control over financial reporting, issuances of consents, and assistance with review of documents filed with the SEC. The increase in audit fees in 2007 relates primarily to the Company’s acquisition of MDL.

Audit-Related Fees

Aggregate fees were for services related to statutory audits, general accounting consultations, internal control, revenue recognition consultations and services related to a spin-off of our sensor business completed in 2006.

All Other Fees

Aggregate fees were for acquisition due diligence and access to an on-line research database.

 EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Compensation Committee believes the most effective executive compensation program is designed to reward achievement of our specific long-term and strategic goals, attract and retain executive officers and other key employees who contribute to our long-term success, and align executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. With this in mind, our Compensation Committee ties at least 40% of executive compensation to company performance.  We design our compensation programs so that the compensation provided to our executives and other key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies against which we recruit and compete for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision making must be fair and equitable.

Role of the Compensation Committee

The Compensation Committee establishes, implements and monitors adherence to our compensation strategy. In the course of its annual review of our compensation practices, the Compensation Committee considers whether our current compensation program is consistent with our compensation philosophy and objectives and determines whether to modify it or introduce new elements of compensation to better meet these objectives.  Our Compensation Committee has the authority to select, retain and terminate special counsel and other experts, including compensation consultants, as it deems appropriate to meet these objectives. As discussed below, the Compensation Committee retained Compensia, Inc. in 2005 to provide compensation consulting services, and Compensia has continued to provide compensation consulting services through to present.  Compensia reports directly to the Compensation Committee.

The Compensation Committee meets at least two times per year, with greater frequency if necessary.  In fiscal year 2007, the Compensation Committee held eight meetings.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Chief Financial Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels. In determining 2007 and 2008 compensation for our executive officers, the Compensation Committee used a combination of financial reports and projections, publicly available market data regarding the companies we compete with for talent as described below, tally sheets and a review of historical and current compensation levels for our executive officers.  In addition, in setting the compensation of our Chief Executive Officer, the Compensation Committee also relies on a self-assessment submitted by the Chief Executive Officer.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels, including equity awards, and the establishment of performance objectives for the current year.  Historically, the Compensation Committee has made its most significant adjustments to annual compensation, determined cash and awards and established new performance objectives at one or more meetings held during the first and fourth quarters of the year.  Generally, adjustments to the base salary of our executive officers are determined by the Compensation Committee in February of each year, with the adjustments becoming effective January 1st.  However, as discussed further below, for 2008 compensation, the Compensation Committee made its determinations in November as it reviewed and revised cash and equity compensation for substantially all of our personnel following our acquisition of MDL Information Systems, Inc. (“MDL”) in October 2007 and the significant restructuring we implemented as a result of that acquisition. Annual short-term performance-based cash bonus awards are generally made in February of the year following the one in which services are performed, while long-term equity incentive compensation is usually determined during the last quarter of each year.  The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Role of Executive Officers in Compensation Decisions

Shortly after the end of the year, the Chief Executive Officer reviews the performance of each of the executive officers other than himself. The Chief Executive Officer then provides the Compensation Committee with a summary of the reviews and his recommendations, based on consultation with the Chief Financial Officer, regarding total compensation and the allocation between base salary, short-term performance-based compensation and long-term equity incentive compensation. Typically the Chief Executive Officer solicits the input of the Compensation Committee prior to making his recommendations.  In addition, our Chief Executive Officer, in consultation with our Chief Financial Officer, provides recommendations regarding the determination of annual corporate objectives and goals.  The Chief Executive Officer and Chief Financial Officer have no role in recommending their respective compensation and are specifically excluded from any discussions or deliberations related to their respective compensation.  However, the Chief Executive Officer will include a recommendation regarding the compensation package of the Chief Financial Officer in his presentation to the Compensation Committee, and provide with his review of the Chief Financial Officer’s performance for the preceding performance period. The Chief Executive Officer’s recommendations regarding the compensation packages and annual corporate objective and goals are reviewed and, subject to their input and revision, approved by our Compensation Committee and Board.  The Compensation Committee makes its determination regarding the Chief Executive Officer’s compensation based on company performance, with some adjustment, if any, based the Compensation Committee’s assessment of his personal performance for the performance year.

Other than as described above, no other executive officers participated in recommending the amount or form of executive officer compensation.  Our Compensation Committee does not delegate any of its functions to others in determining executive officer compensation, and, except as described below, the Compensation Committee has not engaged any consultants with respect to executive compensation matters.

 Setting Executive Compensation

To set total compensation guidelines at levels that enable us to attract and retain talent, our Compensation Committee reviews the market data of companies we compete with for talent.  The market data consists of publicly disclosed data from companies in two peer groups: (i) publicly traded, similarly sized technology and life science companies and (ii) regional technology and life science companies that we consider to be labor market competitors (together, the “Compensation Peer Group”).  The composition of the Compensation Peer Group reflects the breadth of industries in which our business units compete. The Compensation Committee continues to periodically review and update the companies that comprise the Compensation Peer Group. As we continue to focus more heavily on our software business unit, we anticipate that the Compensation Peer Group will be revised to reflect a higher percentage of software companies.

In 2007, the Compensation Peer Group consisted of the following companies:

Similarly sized Peer Group:		Broad Bay Area Peer Group:

•	Accelrys	•	Adobe
•	Advent	•	Affymetrix
•	Connetics	•	Cypress
•	Cubist Pharmaceuticals	•	Dionex
•	DSP Group	•	Gilead Sciences, Inc.
•	eResearch Technology	•	Hyperion
•	Exelixis	•	Juniper
•	InterMune	•	Openwave
•	Neurocrine Biosciences	•	Protein Design Labs
•	Quality Systems	•	Sybase
•	Tessera	•	VeriSign
•	Trident Microsystems

Because we compete with many larger organizations for top executive-level talent, the Compensation Committee generally sets compensation for executive officers at the 75th percentile of the base salary and target cash incentive compensation paid to similarly situated executives of the organizations comprising the Compensation Peer Group. Variations may occur based on the experience level of the individual and market factors.  Our Compensation Committee believes this benchmark is appropriate for several reasons.  We have a complex business model and are pursuing multiple commercial and product development opportunities simultaneously with a relatively small organization. Competition for executive talent is intense in the industries in which we compete and in our geographic area. Our executives have many years of valuable experience in our business, and their continued leadership is critical to our short-term and long-term success.

In 2005, the Compensation Committee engaged Compensia, Inc., an outside human resources consulting firm, to conduct an annual review of our total compensation program for executive officers, and Compensia has remained engaged by the Compensation Committee through to present. The Compensation Committee engaged Compensia to provide the Compensation Committee market data regarding all aspects of executive compensation and alternatives to consider when making compensation decisions for executive officers and when assessing the recommendations being made by our Chief Executive Officer and Chief Financial Officer regarding executive compensation. In addition, the Compensation Committee engaged Compensia to assist us with structuring the stock option exchange program that is the subject of Proposal No. 2 in this proxy statement.

2007 Executive Compensation Components

Our Compensation Committee strives to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. To that end, our 2007 and 2008 compensation programs consist of:

•	base salary;

•	short-term cash incentive awards;

•	discretionary cash bonuses to reward exemplary effort and achievement; and

•	equity incentive awards.

The Compensation Committee does not have any formal policies for allocating compensation among salary, bonus and cash and equity incentive grants.   In addition, in 2007, significant changes were made to our executive staff.  Mr. Goldwasser, formerly our president, became our Chief Executive Officer as Mr. Goldby, our former Chief Executive Officer, transitioned to his current role as our Executive Chairman.  In addition, our former Chief Financial Officer, Ms. Hilleman, resigned in June 2007 and was replaced by our current Chief Financial Officer, Mr. Jackson, first in an interim role and then officially in October 2007.  We also added three new business unit leaders in 2007, one in February, one in April and the last in July.  Due to the high level of turnover in our executive staff, the compensation arrangements for most of our executive officers are based in large part on the terms negotiated by our executive officers when they were hired.

Base Salary

The base salary we pay to our executive officers and other employees is intended to compensate them for day-to-day services rendered during the fiscal year.  As a result of the turnover in our executive officers discussed above, decisions regarding the base salary paid to our executive officers in 2007 have been, in most cases, based on negotiations in the hiring process rather than the market data and Compensation Peer Group review that the Compensation Committee performed in early 2007.  Base salary ranges for our executive officers are determined for each executive based on his or her position and responsibility.  In setting the compensation for Mr. Goldby, Mr. Goldwasser and Dr. Weinberg, the three named executive officers that were with us in 2006, the Compensation Committee’s decisions regarding base salary were driven largely by the desire to bring the base salary component for these executives in line with one another given the similar nature of their responsibilities and contribution to the achievement of our corporate objectives.

Salary levels are typically considered annually as part of our performance review process and upon a promotion or other change in job responsibility.

During its review of base salaries for our executive officers in 2008, the Compensation Committee considered:

•	market data provided by Compensia discussed above;

•	internal review of each executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.

The following is a discussion of the 2007 and 2008 base salaries paid to our named executive officers.

•
Steven D. Goldby – Mr. Goldby’s annual base salary in 2006 was $400,000.  Effective January 1, 2007, Mr. Goldby’s salary was increased by 5% to $420,000.  The increase was largely based upon adjustments to reflect cost of living increases and his contributions to achieving our strategic objectives.   Effective June 12, 2007, Mr. Goldby stepped down as our Chief Executive Officer and became our Executive Chairman.  In connection with this change, Mr. Goldby’s annual base salary was reduced to $250,000.  His base salary as a part-time employee was a direct reflection of his continued importance to achieving our strategic objectives in his new role.  Effective January 1, 2008, Mr. Goldby’s annual base salary was further reduced to $150,000 as he further reduced the amount of time he spent in his capacity as our part-time employee and focused on his duties as Executive Chairman.

•
W. Henry Weinberg – Dr. Weinberg’s annual base salary in 2006 was $400,000.  His salary was increased by 5% to $420,000 effective January 1, 2007.  The increase was largely based upon adjustments to reflect cost of living increases and his contributions to achieving our strategic objectives and the Compensation Committee’s desire to keep Dr. Goldberg’s base salary consistent with Mr. Goldby’s base salary as discussed above.  On January 8, 2008, Mr. Weinberg ceased to be an executive officer and became a part-time employee.  As a result of this change, his base salary was decreased to $252,000.  His base salary as a part-time employee is a direct reflection of his continued importance to achieving our strategic objectives in his new role as our Chief Scientific Officer, but has been adjusted on a proportional basis to reflect his part-time status.

•
Isy Goldwasser – Mr. Goldwasser’s annual base salary in 2006 was $375,000.  Effective January 1, 2007, Mr. Goldwasser’s salary was increased by 12% to $420,000.  The increase was largely based upon adjustments to reflect cost of living increases and his contributions to achieving our strategic objectives and the Compensation Committee’s desire to keep Mr. Goldwasser’s base salary consistent with the base salaries paid to Mr. Goldby and Dr. Weinberg as discussed above.  In connection with Mr. Goldby’s transition to Executive Chairman, Mr. Goldwasser became our Chief Executive Officer effective June 12, 2007.  No change was made to Mr. Goldwasser’s base salary at that time as his base salary then in effect was consistent with the salary paid to Mr. Goldby in his role as Chief Executive Officer.  No further adjustments have been made in 2008 to Mr. Goldwasser’s base salary compensation.

•
Jeryl L. Hilleman – Ms. Hilleman’s annual base salary in 2006 was $330,000.  Effective January 1, 2007, Ms. Hilleman’s salary increased by 6% to $350,000.  The increase was largely based upon adjustments to reflect cost of living increases and a review of market data provided by Compensia regarding compensation paid to chief financial officers for companies in the technology and life sciences industries in the Bay Area.  Ms. Hilleman resigned effective June 1, 2007.

•
Richard Boehner – Mr. Boehner joined us in April 2007 as our Executive Vice President, Chemicals and Energy.  Based on negotiations with Mr. Boehner in connection with his hire, his base salary was set at $300,000.  In November 2007, Mr. Boehner was promoted to President of Symyx Research.  However, as his compensation was in line with the compensation paid to our other business unit presidents, no change was made in his base salary.  Due to the strong business development component of Mr. Boehner’s position, the Compensation Committee put greater emphasis on the incentive component of his compensation package, as described below.  As a result, Mr. Boehner’s base compensation is slightly less than the base compensation paid to Mr. Campbell.  No adjustments have been made in 2008 to Mr. Boehner’s base salary compensation.

•
Timothy E. Campbell – Mr. Campbell joined us in February 2007 as President of Symyx Software.  Based on negotiations with Mr. Campbell in connection with his hire, his base salary was set at $260,400. With the acquisition of MDL Information Systems, Inc. in October 2007 and the resulting increase in Mr. Campbell’s responsibilities, Mr. Campbell’s annual base salary was raised to $310,000, effective November 1, 2007.  No further adjustments have been made in 2008 to Mr. Campbell’s base salary compensation.

•
Rex S. Jackson – Mr. Jackson joined us in February 2007 as our Executive Vice President and General Counsel.  Based on negotiations with Mr. Jackson in connection with his hire, his base salary was set at $300,000. He became our acting Chief Financial Officer effective June 1, 2007 and the Board formally appointed Mr. Jackson as our Chief Financial Officer on October 16, 2007.  Effective as of his appointment as Chief Financial Officer, Mr. Jackson resigned as our General Counsel.  As a result of his new responsibilities, Mr. Jackson’s annual base salary was raised to $330,000 effective November 1, 2007. No further adjustments have been made in 2008 to Mr. Jackson’s base salary compensation.

Short-Term Cash Incentive Compensation Awards

The 2007 Executive Annual Cash Incentive Plan (the “Bonus Plan”) is subject to Compensation Committee oversight and modification. The Compensation Committee considers annually, typically before or within the first 90 days of the fiscal year, whether an annual cash incentive program will be established under the Bonus Plan for that fiscal year and, if so, approves the group of executives eligible to participate in the plan for that year. Typically, the executive officers eligible to participate in the Bonus Plan include the Chief Executive Officer, the Chief Financial Officer and each of the business unit presidents.  Additions to the eligible participants in the Bonus Plan are made if we hire a new executive officer or an employee becomes an executive officer as a result of a promotion.

The Bonus Plan provides for an annual cash bonus target based on a percentage of an executive’s annual base salary and our reaching certain specified financial performance goals during the applicable fiscal year.   The salary percentage that an executive officer is eligible to receive is a function of his role in the company and, for certain of our current executive officers, the percentage the executive officer negotiated when he was hired.  In 2007, with the exception of Mr. Boehner and Mr. Campbell, our executive officers were eligible for up to 65% of the base salary if the company performed at plan, and up to 100% of base salary if the company over-performed, in the form of a cash incentive payment as this falls within the 75th percentile of the cash incentive compensation paid to similarly situated executives of the organizations comprising the Compensation Peer Group. Due to the strong business development component of Mr. Boehner’s position, the Compensation Committee put greater emphasis on the incentive component of his compensation package.  As a result, in future periods, Mr. Boehner was eligible to receive up to 150% of his base salary in the form of a cash incentive payment.  In consideration of the time it will take for the strategic initiatives that Mr. Boehner will be working on to reach fruition, for 2007 Mr. Boehner was guaranteed a cash incentive payment equal to 66⅔% of his base salary.  In no event can the amount of an annual cash bonus exceed $1,500,000 for any given year.  The salary percentages for our executive officers in 2007 are set forth in the table below.

Name	Salary % at plan
Steven D. Goldby(1)	—
Jeryl L. Hilleman(2)	—
Isy Goldwasser(3)	65
W. Henry Weinberg	65
Richard Boehner(4)	66⅔
Timothy E. Campbell(5)	50
Rex Jackson	65

_________________

(1)	Effective June 12, 2007, Mr. Goldby stepped down as our Chief Executive Officer and was no longer eligible to receive payments under the Bonus Plan.
(2)	Ms. Hilleman resigned effective June 1, 2007.
(3)
Effective January 1, 2008, Mr. Goldwasser’s salary percentage was reset at 75% at plan to reflect his role as chief executive officer and the Compensation Committee’s desire to move towards a larger percentage of compensation being incentive-based.

(4)
Mr. Boehner was guaranteed a cash incentive payment equal to 66⅔% of his base salary for 2007.  In future years, Mr. Boehner was eligible to receive up to 100% of his base salary if our financial performance is consistent with our operating plan for the year and up to 150% if our financial performance exceeds our operating plan for the year.  Effective January 1, 2008, Mr. Boehner’s salary percentage was reset at 65% at plan to bring him in line with the other executive officers, other than Mr. Goldwasser.

(5)
Prior to the acquisition of MDL Information Systems, Inc. (“MDL) in October 2007, Mr. Campbell was not an executive officer.  As a result, Mr. Campbell’s salary percentage for 2007 for determination of his cash incentive payment was less than the percentage specified for our other executive officers. Effective January 1, 2008, Mr. Campbell’s salary percentage was reset at 65% at plan to bring him in line with the other executive officers, other than Mr. Goldwasser.

The annual performance goals are set by the Compensation Committee within the first 90 days of the fiscal year and are based on one or more of the following performance-based criteria:

•	Revenue	•	Cash flow
•	Gross margin	•	Relative or absolute share price
•	Operating income or margin	•	Return on equity
•	Earnings before interest, taxes, depreciation and amortization	•	Return on assets
•	Pre-tax profit	•	Return on investments
•	Net income	•	Economic value added
•	Pro forma net income	•	Market share
•	Earnings per share	•	Increase in share price
•	Total stockholder return	•	Expenses

Generally, the Compensation Committee sets the target levels for the financial objectives above our publicly-announced financial guidance. In determining the minimum, target and maximum levels, the Compensation Committee will consider the specific circumstances we expect to face during the coming year. The Compensation Committee meets in the first quarter to determine if the performance goals set for the prior fiscal year have been satisfied.

The financial performance goals set by the Compensation Committee are designed to be aligned our executive officers with our strategic plan and expectations regarding earnings per share and company performance. For 2007, the company-level performance goals established by the Compensation Committee related to revenue for 2007 and non-GAAP (generally accepted accounting principles) earnings per share, which was derived by adjusting our earnings per share calculated in accordance with GAAP to exclude any acquisition-related charges. Within each performance measure, minimum performance was assigned a value of 25, target 50 and maximum 75.

	Minimum	Target	Maximum
2007 Revenue	$133 million up to $135 million	$135 million up to $140 million	greater than $140 million

2007 Non-GAAP EPS	$0.38 up to $0.40	$0.40 up to $0.43	greater than $0.43

Each of the two performance measures set forth above were determined independently and contributes toward the total score used to calculate eligible bonus amount. Individual bonus determinations are based upon the total score from both performance measures and were paid based upon the following:

Total Score	0	25		50		100		150

Bonus as a Percentage of Salary(1)	0%	16.25	%(2)	32.5	%(3)	65	%(4)	100	%(5)

_________________

(1)	Based upon the salary as in effect at the end of the fiscal year.
(2)	Mr. Campbell was eligible to receive 12.5% of his base salary.
(3)	Mr. Campbell was eligible to receive 25% of his base salary.
(4)	Mr. Boehner was eligible to receive 100% of his base salary, and Mr. Campbell was eligible to receive 50% of his base salary.
(5)	Mr. Boehner was eligible to receive 150% of his base salary.

The Compensation Committee has set the total target bonus score at 100, resulting in a payout of typically 65% of base salary for our executive officers, subject to certain adjustments as described above. The bonus score of 100 is attainable if our financial performance is consistent with our operating plan for the year.

For fiscal 2007, the Company did not meet its original revenue targets for the year, but exceeded the earnings per share maximum target.  By formula, this resulted in  a score of 50 with respect to the earnings goal set in the first quarter of 2007, resulting in a bonus payout of one-half of the target bonus for each executive officer, including the Chief Executive Officer.  However, based on negotiations at the time Mr. Boehner was hired, Mr. Boehner was guaranteed a bonus equal to 100% of his salary for his first year of employment.

The payments made under the Bonus Plan in 2008 to our executive officers for performance in 2007 are set forth in the “Summary Compensation Table” on page 39 under the column entitled “”Non-Equity Incentive Plan Compensation.”

Discretionary Cash Bonuses

The Compensation Committee has the discretion to award discretionary cash bonuses outside of the Bonus Plan to reward our executive officers for exemplary efforts and contributions to key strategic goals achieved during the fiscal year.  In 2007, the Compensation Committee made discretionary bonus awards to three of our executive officers to reward them for their contributions to the MDL acquisition and the integration efforts resulting from that acquisition.  In addition, Mr. Jackson was given an additional bonus to reflect the additional responsibilities he took on as acting Chief Financial Officer following Ms. Hilleman’s resignation, in addition to his duties as our general counsel.

These discretionary bonus payments are set forth in the “Summary Compensation Table” on page 39 under the column entitled “Bonus.”

Equity Incentive Awards

The equity-based incentive component of compensation program is designed to focus the efforts of our executive officers on our long-term success. The Compensation Committee also believes that equity-based incentives have been effective in our recruitment and retention of key employees. Equity incentive awards for our executive officers are primarily in the form of stock options and performance-based restricted stock units, with time-based restricted stock units used in specific circumstances. Stock award levels are determined based on market data and vary based on the executive officer’s position.  The Compensation Committee is responsible for administering all of our equity incentive plans.

Before 2006, the Compensation Committee used stock options granted under our 1997 Stock Plan (the “1997 Plan”) and our 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), a non-shareholder-approved plan, as the preferred equity instrument. Our 1997 Plan expired in February 2007 and substantially all authorized shares under our 2001 Plan have been issued or are subject to outstanding options. In 2007, we adopted the 2007 Plan to replace the 1997 Plan and 2001 Plan and to have a means to provide equity incentives to our officers and director who were not eligible for awards under our 2001 Plan. Historically, stock options granted under the 2007 Plan are awarded with the exercise prices equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of the grant. The options issued under the 2007 plan expire no more than seven years after the date of grant or earlier if employment is terminated. The Compensation Committee has the discretion to grant options with different vesting schedules, but generally, grants under the 2007 Plan will provide for annual vesting of at least 20% of the total number of shares subject to the option.

In 2006, we began granting full-value restricted stock units as part of the equity incentive compensation paid to our executive officer employees.  The Compensation Committee’s decision was based on a number of factors, including its desire to increase retention, recognize the volatility of our stock price, and facilitate actual stock ownership. The Compensation Committee also considered the impact on dilution and the accounting consequences associated with performance-based restricted stock units in light of FAS 123R. As a result of this decision, no option grants were made to our executive officers in 2006. The restricted stock units granted included both performance and time-based vesting.  Restricted stock units that vest over time are used as retention tools.  These grants typically vest in annual installments over three years, with 50% vesting on the first anniversary of the grant date, 33% vesting on the second anniversary and the remainder vesting on the third anniversary. The Compensation Committee also grants restricted stock units that vest upon meeting certain performance milestones that the Compensation Committee believes are key drivers of the company’s stock price, such as revenue targets, and are therefore aligned with increasing stockholder value.  The conversation ratio at which employees were granted restricted stock units as opposed to stock options ranged from 1:2 to 1:5.

In late 2007, the Compensation Committee, in consultation with Compensia, re-evaluated its decision to use restricted stock units as the primary means of providing equity incentive compensation.  Beginning in October 2007, the Compensation Committee began granting stock option awards to our employees, including our executive officers.  This decision was based on a number of factors, including the Compensation Committee’s belief that the use of stock options offers the best approach to achieve our compensation goals with respect to long-term compensation for our executive officers while providing tax and other advantages to our executive officers relative to other forms of equity compensation.  We typically grant options at the commencement of employment and annually thereafter.

In awarding stock grants, the Compensation Committee considers individual performance, overall contribution, executive officer retention, the number of unvested stock options and restricted stock units currently held by the employee and the total number of stock options and stock units available for grant.  The Compensation Committee takes all of these factors into account, and therefore does not target any particular peer group percentile.

In 2007, the Compensation Committee awarded the executive officers the restricted stock units set forth in “Grants of Plan Based Awards in 2007” on page 41.  No equity incentive grants have been made to date in 2008.

Perquisites and Other Personal Benefits

We provide certain executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

During 2007, Dr. Weinberg, our Chief Technology Officer, received housing and other living expenses in the aggregate amount of $138,000.  The President of our Symyx Research division received housing and other living expense in the aggregate amount of $21,962, relocation assistance in the aggregate amount of $15,000 and tax reimbursements and gross-up payments in the aggregate amount of $23,639. Payments related to the relocation assistance included amounts to cover resulting income and employment-related taxes.  We offer these perquisites in certain instances in order to attract, in the case of the President of our Symyx Research division, and retain, in the case of our Chief Technology Officer, exception talent and to maintain the high quality of our executive team.  These amounts are included in column entitled “All Other Compensation” of the “Summary Compensation Table” on page 39.

Each of our named executive officers is eligible to participate in the Severance Plan (as defined and described below).  Dr. Weinberg is also entitled to severance benefits under an individual Change of Control Severance Agreement. The Change of Control Severance Agreement and the Severance Plan are designed to promote the stability and continuity of senior management. Information regarding applicable payments under such agreements for certain executive officers is provided under the heading “Potential Payments Upon Termination or Change-in-Control” on page 44.

All employees in the United States are eligible to participate in the Symyx 401(k) Retirement Plan. We match employee contributions up to the lower of 2% of employee’s salary or $4,500, subject to vesting provisions.

Change of Control and Severance Benefit Plan

In May 2007, we adopted an Executive Change in Control and Severance Benefit Plan (the “Severance Plan”) under which our executive officers participate, as described in the section of this proxy statement entitled “Potential Payments Upon Termination or Change-in-Control.”  The Severance Plan was implemented following a review of practices at comparable companies and was implemented to maintain the competitiveness and effectiveness of our total executive compensation package and to ensure our executive officers were all under a single consistent plan.  The Compensation Committee believes that having such an arrangement in place can help us attract and retain key executive officers in a marketplace where these types of arrangements are commonly offered by our peer companies.  We also believe that such arrangements allow our executives to assess a potential change of control objectively, without regard to the potential impact of the transaction on their own job security.  We sought to implement a plan with terms consistent with those offered at peer companies.  Among its key provisions, the plan includes a double trigger for the payment of benefits in the event of termination of employment following a change of control, but not solely as a result of a change of control. The Compensation Committee considered the double trigger to be industry standard and appropriately protect our executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers. To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Accounting for Stock-Based Compensation

We accrue our named executive officers’ salaries and incentive awards as an expense when earned, assuming vesting requirements have been met, by the officer. For our equity awards, FAS 123R requires us to recognize compensation expense within our income statement for all share-based payment arrangements, which includes employee stock option plans. In November 2007, the Compensation Committee determined to use stock options as the sole component of its long-term executive compensation program for the foreseeable future, and, therefore, to record this expense on an ongoing basis according to FAS 123R. The Compensation Committee considers the accounting impact of FAS 123R in determining the size of the options grants and grants of restricted stock units made to our executive officers.  The Compensation Committee may in the future consider reinstituting the use of restricted stock or restricted stock units to our executive officers in lieu of or in addition to stock option grants in light of the accounting impact of FAS 123R with respect to stock option grants and other considerations.

Summary Compensation Table

The following table sets forth the compensation paid by us during the years ended December 31, 2006 and 2007 to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers who received compensation of more than $100,000 during the year ended December 31, 2007:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Steven D. Goldby Executive Chairman and Former Chief Executive Officer(4)	2006 2007	$ $	400,000 324,129	$ $	— —	$ $	806,575 $648,606	$ $	— —	$ $	225,000 —	$ $	4,400 5,051	$ $	1,435,975 977,786

Jeryl L. Hilleman Former Executive Vice President and Chief Financial Officer(5)	2006 2007		$330,000 $147,159	$ $	— —	$ $	659,925 531,775	$ $	— —	$ $	185,000 —	$ $	4,400 449,594	$ $	1,179,325 1,128,527

Isy Goldwasser Chief Executive Officer(6)	2006 2007	$ $	375,000 420,000	$ $	— 73,500		$806,575 648,606	$ $	— 32,760	$ $	211,000 136,500	$ $	4,400 5,051	$ $	1,396,975 1,316,417

W. Henry Weinberg Executive Vice President and Chief Technical Officer	2006 2007	$ $	400,000 420,000	$ $	— —	$ $	806,575 648,606	$ $	— —	$ $	225,000 136,500	$ $	142,400 143,051	$ $	1,573,975 1,348,157

Richard Boehner President, Symyx Research(7)	2007		$225,000		$—		$90,912		$16,380		$150,000		$61,006		$543,298

Timothy E. Campbell President, Symyx Software(8)	2007		$231,223		$100,000		$109,207		$19,656		$77,500		$4,954		$542,540

Rex S. Jackson, Executive Vice President and Chief Financial Officer(9)	2007		$267,831		$175,000		$414,704		$19,656		$107,250		$4,954		$989,395

_______________________________
(1)
Represents the proportionate amount of the total fair value of the stock and option awards recognized by us as an expense in 2007 and 2006, respectively, for financial accounting purposes, disregarding for this purposes the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2007 and 2006, respectively, were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payments (FAS 123R). See Note 4 to our combined and consolidated financial statements for the year ended December 31, 2006 contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and 2006, respectively, for a discussion of all assumptions made in connection with the computation of these values.

(2)	Represents payments made under our 2006 and 2007 Cash Bonus Plans for Executive Officers.

(3)
Includes perquisites and tax reimbursements/gross-ups outlined in the table below.  Also includes premiums paid for group life insurance and matching contributions by us to a 401(k) qualified retirement plan (subject to a maximum of $4,500 per employee for 2007 and $4,400 per employee for 2006).

Name	Year	Housing Allowance	Relocation Expense	Tax Reimbursements/Gross-ups
W. Henry Weinberg	2006	$138.000	__	__
	2007	$138,000	__	__
Richard Boehner	2007	$21,962	$15,000	$23,639

(4)
Effective June 12, 2007, Mr. Goldby stepped down as our Chief Executive Officer and became our Executive Chairman.  In connection with this change, Mr. Goldby’s annual base salary changed from $400,000 to $250,000.  Effective January 1, 2008, Mr. Goldby’s annual base salary was further reduced to $150,000.

(5)
Ms. Hilleman resigned effective June 1, 2007. Pursuant to the terms of her severance arrangement, she received 15 months of salary and seven months of COBRA reimbursement, for an aggregate amount of $449,358.  Ms. Hilleman’s severance payments are reflected in amounts set forth under the column entitled “Other Compensation.”

(6)	Mr. Goldwasser became our Chief Executive Officer effective June 12, 2007.

(7)	Mr. Boehner joined us in April 2007 as our Executive Vice President, Chemicals and Energy, and was appointed President of Symyx Research in November 2007.

(8)	Mr. Campbell joined us in February 2007. Effective November 1, 2007, Mr. Campbell’s annual base salary was raised from $260,400 to $310,000.

(9)
Mr. Jackson joined us in February 2007 as our Executive Vice President and General Counsel.  He became our acting Chief Financial Officer effective June 1, 2007.  The Board appointed Mr. Jackson as our Chief Financial Officer on October 16, 2007.  Effective as of his appointment as Chief Financial Officer, Mr. Jackson resigned as our General Counsel.  Mr. Jackson’s annual base salary was raised from $300,000 to $330,000 effective November 1, 2007.

Grants of Plan-Based Awards in 2007

The following table sets forth certain information concerning grants of awards made to each executive officer during the fiscal year ended December 31, 2007:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Steven D. Goldby
2007 Plan	2/12/2007				64,600				$1,160,216
2007 Plan	2/12/2007				32,300	(3)			$580,108
Jeryl L. Hilleman
2007 Plan	2/12/2007				53,000				$951,880
2007 Plan	2/12/2007				26,500				$475,940
Isy Goldwasser
2007 Plan	2/12/2007				32,300	(3)			$580,108
2007 Plan	2/12/2007				64,600				$1,160,216
2007 Plan	11/2/2007						200,000	$8.58	$655,200
Bonus Plan	2/12/2008	$68,250	$273,000	$420,000
W. Henry Weinberg
2007 Plan	2/12/2007				32,300	(3)			$580,108
2007 Plan	2/12/2007				64,600				$1,160,216
Bonus Plan	2/12/2008	$68,250	$273,000	$420,000
Richard Boehner
2007 Plan	2/12/2007				22,564				$250,009
2007 Plan	11/2/2007						100,000	$8.58	$327,600
Bonus Plan	2/12/2008	$150,000	$225,000	$337,500
Timothy Campbell
2007 Plan	2/12/2007				14,116				$260,017
2007 Plan	11/2/2007						120,000	$8.58	$393,120
Bonus Plan	2/12/2008	$38,750	$155,000	$310,000
Rex Jackson
2007 Plan	2/16/2007				53,000				$987,390
2007 Plan	11/2/2007						120,000	$8.58	$393,120
2007 Plan	2/16/2007				26,500	(3)			$493,695
Bonus Plan	2/12/2008	$53,625	$214,500	$330,000
____
(1)
Reflects payments expected as of December 31, 2007 to be made in February 2008 under our 2007 Cash Incentive Plan for services rendered in 2007 (the Summary Compensation Table above shows the cash actually paid out).  See Compensation Discussion and Analysis above for a complete description of the non-equity incentive plan awards and the performance criteria on which such payments were based.  There are no set thresholds (or equivalent items) with respect to payouts under the Bonus Plan.

(2)
Represents the estimated fair value of the award as of the applicable grant date, determined in accordance with FAS 123(R), whereas the amounts shown under the column entitled “Option Awards” in the Summary Compensation Table above reflects the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year.  See Note 4 to our combined and consolidated financial statements for the year ended December 31, 2007 contained in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the valuation assumptions made in connection with the computation of these values.

(3)	Performance-based restricted stock units that did not vest were therefore terminated.

Outstanding Equity Awards at December 31, 2007

The following table sets forth certain information concerning unexercised options, stock that has not vested and equity incentive plan awards for each executive officer outstanding as of the end of the fiscal year ended December 31, 2007:

	Option Awards						Stock Awards(7)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date (#)	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steven D. Goldby(1)	—		—	—	—	—	64,600	(3)	$496,128	—
	8,888	(1)	—	—	$0.96	1/4/2009	—		—
	50,000	(1)	—	—	$12.00	10/21/2009	—		—
	216,724	(1)	—	—	$57.00	2/28/2010	—		—
	50,000	(1)	—	—	$25.50	1/11/2011	—		—
	50,000	(1)	—	—	$25.00	6/18/2011	—		—
	50,000	(1)	—	—	$16.70	3/1/2012	—		—
	150,000	(1)	—	—	$13.26	3/3/2013	—		—
	12,500	(1)	—	—	$26.70	3/1/2014	—		—
	12,500	(1)	—	—	$24.09	6/1/2014	—		—
	12,500	(1)	—	—	$18.95	9/1/2014	—		—
	12,500	(1)	—	—	$31.53	12/1/2014	—		—
	50,000	(1)	—	—	$27.89	3/1/2015	—		—
Jeryl L. Hilleman	—		—	—	—	—	—		—	—		—
Isy Goldwasser	—		—	—	—	—	—		—	32,300	(4)	$248,064
	—		—	—	—	—	64,600	(5)	$496,128
	29,369	(1)	—	—	$0.96	1/4/2009	—		—
	50,000	(1)	—	—	$12.00	10/21/2009	—		—
	108,390	(1)	—	—	$57.00	2/28/2010	—		—
	50,000	(1)	—	—	$25.50	1/11/2011	—		—
	80,000	(1)	—	—	$25.00	6/18/2011	—		—
	50,000	(1)	—	—	$16.70	3/1/2012	—		—
	150,000	(1)	—	—	$13.26	3/3/2013	—		—
	12,500	(1)	—	—	$26.70	3/1/2014	—		—
	12,500	(1)	—	—	$24.09	6/1/2014	—		—
	12,500	(1)	—	—	$18.95	9/1/2014	—		—
	12,500	(1)	—	—	$31.53	12/1/2014	—		—
	50,000	(1)	—	—	$27.89	3/1/2015	—		—
	200,000	(4)	200,000	—	$8.58	11/2/2012	—		—
W. Henry Weinberg	—		—	—	—	—	—		—	32,300	(4)	$248,064
	—		—	—	—	—	64,600	(3)	$496,128
	50,000		—	—	$12.00	10/21/2009(4)	—		—
	270,890		—	—	$57.00	2/28/2010(5)	—		—
	50,000		—	—	$25.50	1/11/2011(6)	—		—
	60,000		—	—	$25.00	6/18/2011(7)	—		—
	50,000		—	—	$16.70	3/1/2012(8)	—		—
	150,000		—	—	$13.26	3/3/2013(9)	—		—
	12,500		—	—	$26.70	3/1/2014(10)	—		—
	12,500		—	—	$24.09	6/1/2014(10)	—		—
	12,500		—	—	$18.95	9/1/2014(10)	—		—
	12,500		—	—	$31.53	12/1/2014(10)	—		—
	50,000		—	—	$27.89	3/1/2015(11)	—		—
Richard Boehner	100,000	(6)	100,000	—	$8.58	11/2/2012	—		—	—		—
	—		—	—	—	—	22,564	(5)	$173,292	—		—
Timothy Campbell	120,000	(8)	120,000	—	$8.58	11/2/2012	—		—	—		—
	—		—	—	—	—	14,116	(5)	$108,411	—		—
Rex Jackson	120,000	(10)	120,000	—	$8.58	11/2/2012	—		—	—		—
	—		—	—	—	—	—		—	26,500	(4)	$203,520
	—		—	—	—	—	53,000	(5)	$407,040	—		—

_________________
(1)	Fully vested.
(2)	Shares shall incrementally vest upon successful completion of certain performance-based milestones.
(3)	50% of the shares subject to this award vested on March 1, 2008 and the remaining balance of 32,300 RSUs were cancelled on January 8, 2008.
(4)	Shares were to incrementally vest upon successful completion of certain performance based milestones; milestones not achieved and award forfeited on March 13, 2008
(5)	50% of the shares vested on March 1, 2008, 33% of the shares shall vest on March 1, 2009 and the remaining balance shall vest on March 1, 2010.
(6)	20% of the shares vested on March 1, 2009, 40% of the shares shall vest on March 1, 2010 and the remaining balance shall vest on March 1, 2011.
(7)	Does not include performance-based restricted stock units with performance terms based on 2007 financial performance metrics that were not met and therefore did not vest and terminated.

Option Exercises and Stock Vested in 2007

The following table sets forth certain information concerning each option exercise and vesting of stock, including restricted stock, for each executive officer during the fiscal year ended December 31, 2007 (there were no option exercises by our named executive officers in 2007):

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Steven D. Goldby	—	—	33,000	(2)	$549,450
Isy Goldwasser	15,000	$264,815	33,000	(2)	$549,450
W. Henry Weinberg	12,000	$79,420	33,000	(2)	$549,450
Jeryl L. Hilleman	—	—	27,000	(2)	$449,550

________________________________

(1)	Reflects the market value on the vesting date.

(2)	Stock award vested on March 1, 2007

Potential Payments Upon Termination or Change-in-Control

On May 2, 2007, our Board approved the Severance Plan. The Severance Plan provides for the payment of certain benefits to certain eligible employees, which include the Named Executive Officers, in exchange for an effective release of claims in the event of a Constructive Termination or Involuntary Termination Without Cause.  The severance compensation includes a lump sum cash severance payment equal to the participant’s coverage period (nine months, in the case of a termination that is not a Change in Control Termination, or 15 months, in the case of a Change in Control Termination) multiplied by the participant’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately before the termination event.  Additionally, the Severance Plan provides for continued health benefit eligibility, paid COBRA premiums for continuation coverage (including coverage for his eligible dependents) for a period equal to the participant’s coverage period and accelerated vesting and exercisability of all of his or her then-outstanding equity awards.

Under the Severance Plan:

1.             a “constructive termination” means, subject to certain limitations set forth in the Severance Plan, a participant’s resignation of employment within ninety (90) days after one of the following occurs without the participant’s express written consent:

•
we reduce the participant’s base salary, target bonus and/or other cash compensation programs, taken as a whole, unless such reduction is made in connection with an across-the-board, proportionate reduction of substantially all executives’ annual base salaries, bonuses, plans and/or other cash compensation programs instituted because we, taken as a whole, are in financial distress;

•
we reduce or eliminate the participant’s eligibility to participate in or the benefits associated with participating in our benefit programs that is inconsistent with the eligibility to participate in and benefits associated with participation enjoyed by similarly situated employees; or

•
we relocate the participant’s primary business office more than fifty (50) miles from the location at which the participant predominately performed duties prior to such relocation, except for required participant travel on our business to an extent substantially consistent with the participant’s prior business travel obligations

2.             “involuntary termination without cause” means our termination of a participant’s employment relationship for any reason other than the participant:

•
willfully refuses to perform in any material respect the participant’s duties or responsibilities for or willfully disregards in any material respect any financial or other budgetary limitations established in good faith by the Board;

•
engages in conduct that causes, or is reasonably likely to cause, material and demonstrable injury, monetarily or otherwise, to us, including, but not limited to, misappropriation or conversion of our assets (other than non-material assets); or

•	engages in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony; and

3.             “Change in Control Termination” means any of the following:

•	our shareholders’ approve a plan of complete liquidation or of an agreement for the sale or disposition of all or substantially all of our assets;

•
our shareholders approve a merger or consolidation of us with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such merger or consolidation;

•
any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of our then outstanding voting securities; or

•
a change in the composition of the Board, as a result of which fewer than sixty-six percent (66%) of the directors are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of Company directors.

On March 18, 2008 Dr. Weinberg entered into an agreement, the terms of which are substantially similar to the Severance Plan, except that under Dr. Weinberg’s agreement, “constructive termination” means, subject to certain limitations set forth in the Severance Plan, a participant’s resignation of employment within ninety (90) days after one of the following occurs without the participant’s express written consent:

•	we materially reduce the participant’s base compensation;

•
we materially reduce the participant’s authority, duties or responsibilities but only if the reduction of authority, duties or responsibilities occurs within the period commencing three (3) months prior to a Change in Control and ending twelve (12) months following such Change in Control; or

•
we relocate the participant’s primary business office more than fifty (50) miles from the location at which the participant predominately performed duties prior to such relocation, except for required participant travel on our business to an extent substantially consistent with the participant’s prior business travel obligations.

Our restricted stock unit agreements provide that upon a change of control, the shares subject to vesting under such agreements will accelerate in full if the acquiring entity does not assume these agreements.

The following table provides information on severance benefits that would become payable under the existing employment, severance and change in control agreements if the employment of our executive officers had terminated on December 31, 2007.

	Constructive Termination or Involuntary Termination Without Cause after a Change in Control			Constructive Termination or Involuntary Termination Without Cause other than after a Change in Control
Name and Principal Position	Health Care Benefits ($)(1)	Salary ($)(2)	Equity Acceleration ($)(3)	Health Care Benefits ($)(4)	Salary ($)(5)	Equity Acceleration ($)(3)
Steven D. Goldby(6)	—	—	—	—	—	—
Jeryl L. Hilleman(7)	—	—	—	—	—	—
Isy Goldwasser	$26,550	$525,000	496,128	$15,930	$315,000	496,128
W. Henry Weinberg(8)	$26,550	$630,000	—	$15,930	$315,000	496,128
Richard Boehner	$26,550	$375,000	173,292	$15,930	$225,000	172,292
Timothy E. Campbell	$26,550	$387,500	108,411	$15,930	$232,500	108,411
Rex Jackson	$26,550	$412,500	407,040	$15,930	$247,500	407,040

________________________________
(1)            Represents the full amount of premiums for continued coverage under our group health plans for each executive office and his eligible dependents for 15 months following termination of service, provided the executive officer timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA.

(2)            Represents the lump sum cash severance benefit equal to 15 times the monthly base salary in effect as of December 31, 2007.

(3)            Represents (a) the fair market value of those shares subject to outstanding restricted stock units and (b) the excess of the fair market value of those shares subject to outstanding unvested options that were “in the money” on December 31, 2007, calculated based on the closing price of our common stock of $7.68 on December 31, 2007, the last trading day of fiscal 2007, over the aggregate exercise price of such options.

(4)            Represents the full amount of premiums for continued coverage under our group health plans for each executive office and his eligible dependents for nine months following termination of service, provided the executive officer timely elects continued coverage under COBRA.

(5)            Represents the lump sum cash severance benefit equal to nine times the monthly base salary in effect as of December 31, 2007.

(6)            Mr. Goldby ceased to be a participant in the Severance Plan effective June 12, 2007.

(7)            Ms. Hilleman resigned effective June 1, 2007.  All severance payments made to her upon her resignation are reflected under the column entitled “Other Compensation” in the Summary Compensation Table above.

(8)    Upon constructive termination or involuntary termination without cause after a change in control, Mr. Weinberg will receive, in lieu of equity acceleration, a cash payment in the amount of 32,300 times the price per share paid by an acquiror.

Director Compensation in 2007

The following table sets forth certain information concerning the compensation of our directors for the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Thomas R. Baruch	$51,250	$44,634	—		$95,884.00
Samuel D. Colella(2)	$23,750	$44,634	—		$68,384.00
Edwin F. Gambrell(3)	$26,698	$44,634	—		$71,332.00
David C. Hill(4)	$12,636	$20,537	$1,172	(6)	$34,339.00
Anthony R. Muller	$53,750	$43,815	—		$97,565.00
Kenneth J. Nussbacher	$50,000	$44,634	—		$94,634.00
Bruce Pasternack(5)	$23,970	$24,850	—		$48,820.00
Mario M. Rosati	$30,000	$44,634	—		$74,634.00

________________________________
(1)
Represents the proportionate amount of the total fair value of the stock and option awards recognized by us as an expense in 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R.  See Note 4 to our combined and consolidated financial statements for the year ended December 31, 2007 contained in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of all assumptions made in connection with the computation of these values.

(2)	Mr. Colella retired from the Board on June 26, 2007. Mr. Colella’s compensation is pro rated for the portion of the year that he served on the Board.
(3)	Mr. Gambrell retired from the Board on October 19, 2007. Mr. Gambrell’s compensation is pro rated for the portion of the year that he served on the Board.
(4)	Dr. Hill was appointed to the Board on August 30, 2007. Dr. Hill’s compensation is pro rated for the portion of the year that he served on our Board.
(5)	Mr. Pasternack was appointed to the Board on June 29, 2007. Mr. Pasternack’s compensation is pro rated for the portion of the year that he served on our Board.
(6)	Consists of payment of consulting fees in connection with Dr. Hill’s consulting services to us.

Each non-employee member of the Board receives an annual fee of $30,000 paid on a quarterly basis for service as a director. Effective April 1, 2006, each member (other than the chairperson of each standing committee) of the Audit Committee, Compensation Committee and Governance Committee receives an additional annual fee of $10,000, $7,500 and $7,500, respectively, paid on a quarterly basis. Effective April 1, 2006, the chairperson of the Audit Committee, Compensation Committee and Governance Committee receives higher annual fee of $20,000, $10,000 and $10,000 respectively, paid on a quarterly basis. Each non-employee member of the Board also receives an annual restricted stock unit award equal to a value of $50,000 that will fully vest on the date of the following year’s annual meeting of stockholders if he or she is still a director on that day.  These grants are pro rated to reflect the term of service for any new directors hired between annual meeting dates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the our common stock as of March 1, 2008, by (i) each person or entity who is known by Symyx to own beneficially more than 5% of the outstanding shares of common stock; (ii) each director of Symyx; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all directors and executive officers of Symyx as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Symyx Technologies, Inc., 415 Oakmead Parkway, Sunnyvale, CA 94085, United States.

Name and Address of Beneficial Owner	Amount of Common Stock	Percent of Class(1)(2)
5% Stockholders:
Tocqueville Asset Management, L.P.(3) 40 West 57th Street 19th Floor New York, NY 10019	1,701,286	5.06%

T. Rowe Price Associates, Inc.(4) 100 East Pratt Street Baltimore, MD 21202	4,232,267	12.58%

Wells Fargo & Company(5) 420 Montgomery Street San Francisco, CA 94163	2,199,036	6.53%

Oppenheimer Funds, Inc.(6) Two World Financial Center 225 Liberty Street 11th Floor New York, NY 10281-1008	4,201,518	12.48%

Royce & Associates, LLC(7) 1414 Avenue of the Americas New York, NY 10019	4,177,000	12.41%

W. Henry Weinberg, Ph.D(8)	763,734	2.27%
Steven D. Goldby(9)	719,338	2.14%
Isy Goldwasser(10)	664,900	1.98%
Kevin Cronin(11)	88,977	*
Kenneth Nussbacher(12)	71,364	*
Mario M. Rosati(13)	69,125	*
Thomas R. Baruch(14)	64,825	*
Jeryl L. Hilleman(15)	20,777	*
Rex S. Jackson	18,943	*
Richard Boehner	7,249	*
Timothy Campbell	4,535	*
Anthony R. Muller	1,681	*
Gerard Abraham	0	*
Chris van Ingen	0	*
Bruce Pasternack	0	*
David Hill	0	*
Timothy Harkness	0	*
Richard Rosenthal	0	*
All directors and executive Officers as a group (18 persons)	2,498,448	7.42%

________________________________
* Less than 1% of the outstanding shares of common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2008 are deemed outstanding. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	Percentage of beneficial ownership is based on 33,594,112 shares of common stock outstanding as of March 1, 2008.

(3)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, Tocqueville Asset Management, L.P. has no shared voting power and has sole voting power with respect to 1,536,956 shares and sole dispositive power with respect to 1,701,286 shares as of December 31, 2007.

(4)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, T. Rowe Price Associates, Inc. has no shared voting or dispositive power and has sole voting power with respect to 1,399,077 shares and sole dispositive power with respect to 4,232,267 shares as of December 31, 2007.

(5)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008, (i) Wells Fargo & Company has  sole voting power with respect to 2,131,837 shares, shared voting power with respect to 560 shares, sole dispositive power with respect to 2,273,342 shares and shared dispositive power with respect to 30,160 shares as of December 31, 2007, and (ii) Wells Capital Management Incorporated has no shared voting power or shared dispositive power and has sole voting power with respect to 685,596 shares and sole dispositive power with respect to 2,199,036 shares as of December 31, 2007.

(6)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008, (i) Oppenheimer Funds, Inc. has no sole voting or dispositive power and has shared voting power with respect to 2,201,518 shares and shared dispositive power with respect to 2,201,518 shares as of December 31, 2007, and (ii) Oppenheimer Global Opportunities Fund has no sole voting or dispositive powers and has shared voting power with respect to 2,000,000 shares and shared dispositive with respect to 2,000,000 shares as of December 31,2007.

(7)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2008, Royce & Associates, LLC has no shared voting or dispositive power and has sole voting and sole dispositive powers with respect to 4,177,000 shares as of December 31, 2007.

(8)	Includes 718,890 shares of our common stock issuable pursuant to stock options exercisable within 60 days of March 1, 2008.

(9)
Includes 675,612 shares of our common stock issuable pursuant to stock options exercisable within 60 days of March 1, 2008 and 2,500 shares held in the name of the Steven Goldby and Florence Goldby Trust, of which Mr. and Mrs. Goldby are trustees.

(10)	Includes 617,759 shares of our common stock issuable pursuant to stock options exercisable within 60 days of March 1, 2008.

(11)	Includes 87,124 shares of our common stock issuable pursuant to stock options exercisable within 60 days of March 1, 2008.

(12)
Consists of 52,500 shares of our common stock issuable pursuant to stock options exercisable within 60 days of March 1, 2008 and 18,864 shares held in the name of the Nussbacher Revocable Trust dated 10/6/99.

(13)	Includes 52,500 shares of our common stock issuable pursuant to stock options exercisable within 60 days of March 1, 2008 and 5,185 held in the name of Mr. Rosati’s spouse.

(14)	Includes 52,500 shares of our common stock issuable pursuant to stock options exercisable within 60 days of March 1, 2008.

(15)	Includes 3,249 shares of out common stock held in the name of the Hilleman/Albright Family Trust, of which Ms. Hilleman is a trustee.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2007 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	A		B	C
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	6,031,510	(3)	$24.94	2,654,087	(4)
Equity Compensation Plans Not Approved by Stockholders(2)	835,933		$10.47	16,117
Total	6,867,443		$23.18	2,670,204

________________________________

(1)	Consists of the 1996 Stock Option Plan, 1997 Stock Option Plan, 2007 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan.

(2)
Consists of the IntelliChem, Inc. 2003 Stock Option Plan assumed in connection with the acquisition of IntelliChem, Inc., the Synthematix, Inc. 2000 Equity Compensation Plan, as amended, assumed in connection with the acquisition of Synthematix, Inc., and the 2001 Non-Statutory Stock Option Plan.

(3)
Excludes purchase rights accruing under our 1999 Employee Stock Purchase Plan which has a stockholder approved reserve of 1,570,370 shares as of December 31, 2007. Under the 1999 Employee Stock Purchase Plan, each eligible employee may purchase up to a maximum of 10,000 shares per annum of common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the 12-month offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date. Eligible employees may defer up to 10% of their salary, but not to exceed $25,000, in any calendar year, to purchase shares under this Plan.

(4)
Consists of shares available for future grants under our 2007 Stock Incentive Plan and issuance under the 1999 Employee Stock Purchase Plan. As of December 31, 2007, an aggregate of 1,570,370 shares of common stock were available for issuance under the 1999 Employee Stock Purchase Plan and 1,083,717 shares of common stock were available for future grants under the 2007 Stock Incentive Plan. The 1999 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the Plan on the first day of each fiscal year, equal to the lesser of 1% of the outstanding shares of common stock on the first day of the fiscal year, 350,000 shares, or a lesser amount as determined by our Board.

The 2001 Plan, which was in effect as of December 31, 2007, was adopted without the approval of our security holders. The 2001 Plan provides for grants of nonstatutory stock options to our employees and consultants who are not officers or directors. An aggregate of 1,000,000 shares of common stock has been reserved for issuance under the 2001 Plan. As of March 31, 2008, options to purchase 795,275 shares were outstanding and no shares remained available for grant. The 2001 Plan may be amended by the Board at any time or from time to time. The 2001 Plan also contains the an adjustment provision similar to that described above in Proposal No. 3 relating to the amendment of the 2007 Plan. In addition, the 2001 Plan contains a change of control provision that provides that, in the event of a merger or sale of substantially all of our assets, and the successor corporation refuses to assume or substitute for the options granted under the 2001 Plan, the optionees shall fully vest in and have the right to exercise their options for all shares then subject to the option.

Burn Rate Policy

In the proxy statement for our 2007 annual meeting of stockholders, we stated our intention to limit the number of awards granted under our equity incentive plans to an average annual “burn rate” of 2% over three years.   Generally speaking, “burn rate” was calculated as the stock options granted in a year, plus the total number of shares of restricted stock or other equity grants awarded in that year times an applicable multiplier (in our case, the multiplier was two (2)), divided by the number of shares of outstanding common stock at the end of the fiscal year.  Our burn rate policy was intended to ensure we complied with equity incentive plan practices of other companies within our Global Industry Classification Standard (“GICS”).

Prior to our acquisition of MDL Information Systems, Inc. (“MDL”) following our 2007 annual meeting, we were classified as a “materials” company.  Companies in this classification are typically large and mature, and thus on a percentage basis have a significantly lower annual burn rate.  However, with the acquisition of MDL, we are now classified as an “applications software” company. Companies in this classification vary in size and growth rates, but typically have substantially higher annual burn rates due to the need to be competitive in their hiring practices.  As a technology company headquartered in Silicon Valley, we compete for talent against start-up companies, growth companies and large companies, and equity compensation is a critical component of our hiring practices and retention efforts.  Accordingly, with this change in business and classification and our need to remain competitive, our Board believed it necessary and advisable to revise our burn rate policy.  As before, our burn rate policy states our intention to limit the number of shares of our common stock we may use for equity compensation over our next three fiscal years to practices consistent with those of other companies in our industry.

Beginning with our 2008 fiscal year and ending with our 2010 fiscal year, our new burn rate policy requires us to limit the number of shares we grant subject to stock awards to an annual average of 6% of our weighted outstanding common stock during the fiscal year (within the applicable 6.11% burn rate standard for companies in our GICS Peer Group (4510 Software)).  Our current multiplier for equity grants other than options will be 1.65.  Awards settled in cash, awards sold under our employee stock purchase plan, awards assumed in acquisitions and any awards granted in connection with our option exchange program will be excluded from our burn rate calculation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms submitted to it during or with respect to 2007, we believe that all officers, directors and beneficial owners of more than 10% of the outstanding common stock complied with all Section 16(a) requirements during or with respect to 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Mr. Baruch, a former member of our Compensation and Audit Committees, is the founder and Managing Director of CMEA Ventures.  Mr. Pasternack, the current chairperson of our Compensation Committee is also a Venture Partner of CMEA Ventures.  CMEA Ventures holds a 17.5% interest in Intermolecular, Inc.; Mr. Baruch serves on Intermolecular’s board of directors and compensation committee. Steven Goldby, our Executive Chairman, is also a director of Intermolecular, and Dr. W. Henry Weinberg, one of our named executive officers, is a scientific advisory board member of Intermolecular. In August 2006, we invested $13,500,000 in exchange for approximately 13% of the outstanding shares of Intermolecular. We entered into a Collaborative Development and License Agreement with Intermolecular in March 2005, and an Alliance Agreement in December 2005. Under these agreements, the two companies work together to conduct R&D and other activities with respect to materials and high-throughput technology for use in semiconductor applications. Generally, each party bears its own expenses. These agreements were amended in November 2007. Under the amended agreements, we committed to fund an aggregate of $2,057,000 in research and capital equipment expenditures. We expect to satisfy the remaining $643,000 of this commitment in 2008. For the years ended December 31, 2007, 2006 and 2005, we recognized revenue from Intermolecular of $912,000, $52,000 and $88,000, respectively. In 2005, we also recognized a $20,000 gain from the sale of a fixed asset with a $130,000 net book value, which was sold to Intermolecular for its original cost of $150,000. As of December 31, 2007 and 2006, Symyx had deferred revenue of $84,000 and $27,000 from Intermolecular, respectively.

Mr.  Baruch is also a director of Solyndra, Inc. CMEA Ventures holds a minority interest in Solyndra. We are parties to a Collaborative Research and License Agreement with Solyndra.  For the years ended December 31, 2007, 2006 and 2005, we recognized revenue of $409,000, $1,228,000 and $43,000, respectively, from providing research services to Solyndra. As of December 31, 2007 and 2006, we had recorded $0 and $24,000, respectively of deferred revenue related to Solyndra. Development activities under that agreement ceased as of February 28, 2007.

In November 2006, we invested $400,000 in cash and licensed certain sensor technology in exchange for approximately 38% of the outstanding shares of Visyx Technologies Inc.  We have a 45% voting right in relation to its shareholdings. CMEA Ventures holds approximately 42% of the outstanding shares of Visyx and has a 49% voting right in relation to its shareholdings.  In July 2007, we provided Visyx a $100,000 loan in exchange for a convertible promissory note on the same terms and conditions as the other principal investor.  In November 2007, MeasurementSpecialties, Inc. acquired the assets of Visyx. We will share in future distributions, if any, subject to certain preferred stock liquidation preferences.

We believe each of the transactions described above have terms no less favorable to us than it could have obtained from unaffiliated third parties.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with us.

Review, approval or ratification of transactions with related persons

As set forth in our Audit Committee charter, it is our policy that future transactions with affiliates, including any loans we make to principal stockholders or other affiliates, will be on terms no less favorable to us than we could have obtained from unaffiliated third parties. Our Audit Committee will review and approve any transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404. The Audit Committee will also discuss with management the business rationale for the transactions and whether appropriate disclosures have been made. These transactions will then be subject to approval by our Board, including a majority of the independent and disinterested members or, if required by law, a majority of our disinterested stockholders.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

A number of brokers with account holders who are our stockholders are “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker. If you are holding a physical stock certificate, direct your written request to Wells Fargo Bank, N.A. Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, Minnesota 55164-0854, telephone number (877) 602-7615. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers or Wells Fargo Bank, N.A., our transfer agent, at (877) 602-7615.

FORM 10-K

The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the information in Item 8, “Financial Statements and Supplementary Data.”  Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, upon written request to ir@symyx.com or to Investor Relations, Symyx Technologies, Inc., 415 Oakmead Parkway, Sunnyvale, California 94085.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board may recommend.

THE BOARD OF DIRECTORS

Santa Clara, California
May __, 2008

SYMYX TECHNOLOGIES, INC.

2007 STOCK INCENTIVE PLAN

1.   Purposes of the Plan.   The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.   Definitions.   The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supercede the definition contained in this Section 2.

(a)     “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b)     “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)      “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)     “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e)      “Award” means the grant of an Option, SAR, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

(f)      “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g)     “Board” means the Board of Directors of the Company.

(h)      “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.

(i)       “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i)  the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii)  a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j)       “Code” means the Internal Revenue Code of 1986, as amended.

(k)      “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l)       “Common Stock” means the common stock of the Company.

(m)     “Company” means Symyx Technologies, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(n)     “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o)     “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p)     “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q)     “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)  a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)  the complete liquidation or dissolution of the Company;

(iv)  any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v)  acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r)      “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s)      “Director” means a member of the Board or the board of directors of any Related Entity.

(t)      “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u)      “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w)     “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)  If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)  If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)  In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(x)      “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(y)     “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code

(z)      “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa)    “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)   “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(cc)    “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)   “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ee)   “Plan” means this 2007 Stock Incentive Plan.

(ff)     “Related Entity” means any Parent or Subsidiary of the Company.

(gg)   “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(hh)   “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(ii)      “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(jj)      “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(kk)    “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(ll)      “Share” means a share of the Common Stock.

(mm)  “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.   Stock Subject to the Plan.

(a)     Subject to the provisions of Section 10, below, the maximum aggregate number of Shares (including Incentive Stock Options) which may be issued pursuant to all Awards is seven hundred fifty thousand (750,000) Shares, plus any shares of Common Stock that would otherwise return to each of the Company’s 1997 Stock Plan (the “1997 Plan”) and the Company’s 2001 Nonstatutory Stock Option Plan (the “2001 Nonstatutory Plan”) as a result of forfeiture, termination or expiration of awards previously granted under each of the 1997 Plan and the 2001 Nonstatutory Plan (ignoring the termination or expiration of such plans for the purpose of determining the number of shares available under the plan); provided, however, that the maximum aggregate number of shares that may be issued pursuant to Incentive Stock Options is five million four hundred and fifty thousand (5,450,000) shares. Notwithstanding the foregoing, any Shares issued in connection with Awards other than SARs and Options shall be counted against the limit set forth herein as one and sixty five hundreths (1.65) Shares for every one (1) Share issued in connection with such Award (and shall be counted as one and sixty-five hundredths (1.65) Shares for one (1) Share returned or deemed not have been issued from the Plan pursuant to Section 3(b) below in connection with Awards other than Options and SARs). The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)     Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily), shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan; and (iv) Shares covered by the portion of any eligible options that are surrendered and cancelled under the option exchange program that the Company proposes to implement subject to obtaining stockholder approval at the annual meeting of stockholders of the Company in 2008 (the “Exchange Program”) and that are not replaced by an equal number of replacement options under the Exchange Program shall not be returned to the Plan and shall not become available for further issuance under the Plan.

4.   Administration of the Plan.

(a)     Plan Administrator.

(i)   Administration with Respect to Directors and Officers.   With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)   Administration With Respect to Consultants and Other Employees.   With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)   Administration With Respect to Covered Employees.   Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv)   Administration Errors.   In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)     Powers of the Administrator.   Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator  hereunder ), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)          to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)         to determine whether and to what extent Awards are granted hereunder;

(iii)        to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)       to approve forms of Award Agreements for use under the Plan;

(v)        to determine the terms and conditions of any Award granted hereunder;

(vi)       to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to shareholder approval;

(vii)      to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)     to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(ix)        to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)      Indemnification.   In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5.   Eligibility.   Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.   Terms and Conditions of Awards.

(a)     Types of Awards.   The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock or Restricted Stock Units, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)     Designation of Award.   Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c)     Conditions of Award.   Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, (xviii) relative or absolute share price and (xix) proforma net income. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d)     Acquisitions and Other Transactions.   The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e)     Deferral of Award Payment.   The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)      Separate Programs.   The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)     Individual Limitations on Awards.

(i)          Individual Limit for Options and SARs.   The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be 750,000 Shares. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii)         Individual Limit for Restricted Stock and Restricted Stock Units.   For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 750,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(iii)        Deferral.   If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h)     Early Exercise.   The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i)      Term of Award.   The term of each Award shall be no more than seven (7) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(j)      Transferability of Awards.   Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Grantee only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution and during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made to family members, to family trusts, to family-controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k)     Time of Granting Awards.   The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

7.   Award Exercise or Purchase Price, Consideration and Taxes.

(a)     Exercise or Purchase Price.   The exercise or purchase price, if any, for an Award shall be as follows:

(i)         In the case of an Incentive Stock Option:

(A)          granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)           granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)        In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)       In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)      In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v)       In the case of other Awards, such price as is determined by the Administrator.

(vi)      Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)     Consideration.   Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following ,  provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i)         cash;

(ii)        check;

(iii)       surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv)      with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(v)        with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares);

(vi)       any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c)     Taxes.   No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award.

8.   Exercise of Award.

(a)     Procedure for Exercise; Rights as a Stockholder.

(i)          Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)         An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b)     Exercise of Award Following Termination of Continuous Service.

(i)          An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii)         Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)        Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.   Conditions Upon Issuance of Shares.

(a)     If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b)     As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.   Adjustments Upon Changes in Capitalization.   Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan  but  as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards. Adjustments and any determinations or interpretations shall be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.   Corporate Transactions and Changes in Control.

(a)     Termination of Award to Extent Not Assumed in Corporate Transaction.   Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b)     Acceleration of Award Upon Corporate Transaction or Change in Control.

(i)   Corporate Transaction.   Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction.

(ii)   Change in Control.   Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value), immediately prior to the specified effective date of such Change in Control, for all of the Shares (or other consideration) at the time represented by such Award.

(c)     Effect of Acceleration on Incentive Stock Options.   Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

12.   Effective Date and Term of Plan.   The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years indefinitely unless sooner terminated. Subject to Section 17 below and Applicable Laws,  Awards  may be granted under the Plan upon its becoming effective.

13.   Amendment, Suspension or Termination of the Plan.

(a)     The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws ,  or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).

(b)     No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)     No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.   Reservation of Shares.

(a)     The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)     The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.   No Effect on Terms of Employment/Consulting Relationship.   The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16.   No Effect on Retirement and Other Benefit Plans.   Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.   Stockholder Approval.   The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option  shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

18.   Unfunded Obligation.   Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19.   Construction.   Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

Company #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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•
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Symyx Technologies, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of director:	01 Bruce Pasternack	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.
Proposal 2:  To approve a proposed exchange of certain outstanding stock options for a reduced number of replacement stock options to be granted under our 2007 Symyx Technologies, Inc. Stock Incentive Plan, as amended (the “2007 Plan”) with an exercise price equal to the fair market value of our common stock at the time of the exchange.
		☐For	☐Against	☐Abstain

3.	Proposal 3: To approve amendments to the 2007 Plan which:	☐For	☐Against	☐Abstain

• Increase the aggregate number of shares of common stock authorized for issuance under the 2007 Plan by 4,700,000 shares; and

•
Reduce the number of shares available for issuance under the 2007 Plan (a) by one share for each share of common stock subject to a stock option or stock appreciation right and (b) by one and sixty-one hundredths (1.61) shares for each share of common stock subject to any other type of award issued under the 2007 Plan.

4.	Proposal 4: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐For	☐Against	☐Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below:	Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SYMYX TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Monday	June 16, 2008	9:00 a.m., Pacific Daylight Time

1263 East Argues Avenue
Sunnyvale, CA  94085

Logo	Symyx Technologies, Inc.
“TO COME”	3100 Central Expressway	proxy
Santa Clara, CA 95051

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 16, 2008.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Isy Goldwasser and Rex S. Jackson, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.